Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By And Between

FIRST NATIONAL CORPORATION,

FIRST BANK

and

THE BANK OF FINCASTLE

Dated as of

February 18, 2021

TABLE OF CONTENTS

Page

LIST OF EXHIBITS		iv

RECITALS		1

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		2

1.1	Merger	2
1.2	Time and Place of Closing	2
1.3	Effective Time	2
1.4	Restructure of Transaction	3

ARTICLE 2 TERMS OF MERGER		3

2.1	Articles of Incorporation	3
2.2	Bylaws	3
2.3	Directors and Officers	3

ARTICLE 3 MANNER OF CONVERTING SHARES		4

3.1	Effect on BFTL Common Stock	4
3.2	Election and Proration Procedures	5
3.3	Exchange Procedures	7
3.4	Effect on Parent and First Bank Common Stock	10
3.5	BFTL Options	10
3.6	Rights of Former BFTL Shareholders	11
3.7	Fractional Shares	11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BFTL		11

4.1	Organization, Standing, and Power	11
4.2	Authority of BFTL; No Breach by Agreement	12
4.3	Capital Stock	13
4.4	BFTL Subsidiaries	14
4.5	Securities Offerings; Financial Statements	14
4.6	Absence of Undisclosed Liabilities	15
4.7	Absence of Certain Changes or Events	15
4.8	Tax Matters	16
4.9	Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.	18
4.1	Assets	20
4.11	Intellectual Property; Information Systems; and Privacy Policies	20
4.12	Environmental Matters	22
4.13	Compliance with Laws	23
4.14	Labor Relations	24
4.15	Employee Benefit Plans	25
4.16	Material Contracts	28
4.17	Privacy of Customer Information	29
4.18	Legal Proceedings	29

i

4.19	Reports	29
4.2	Books and Records	30
4.21	Loans to, and Transactions with, Executive Officers and Directors	30
4.22	Regulatory Matters	30
4.23	State Takeover Laws	31
4.24	Brokers and Finders; Opinion of Financial Advisor	31
4.25	Board Recommendation	31
4.26	Statements True and Correct	31
4.27	Anticipated Merger-Related Expenses	32
4.28	Delivery of BFTL Disclosure Memorandum	32
4.29	No Knowledge of Breach	32
4.3	Paycheck Protection Program	32
4.31	Insurance	33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND FIRST BANK		33

5.1	Organization, Standing, and Power	34
5.2	Authority; No Breach By Agreement	34
5.3	Capital Stock	35
5.4	Exchange Act Filings; Financial Statements	36
5.5	Tax Matters	37
5.6	Compliance with Laws	39
5.7	Legal Proceedings	40
5.8	Books and Records	40
5.9	Reports	40
5.1	Brokers and Finders	41
5.11	Board Recommendations	41
5.12	Certain Actions	41
5.13	Available Consideration	41
5.14	Statements True and Correct	42

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		43

6.1	Affirmative Covenants of BFTL and Parent	43
6.2	Negative Covenants of BFTL	44
6.3	Adverse Changes in Condition	47
6.4	Reports	47

ARTICLE 7 ADDITIONAL AGREEMENTS		48

7.1	Shareholder Approvals	48
7.2	Registration of Parent Common Stock	50
7.3	Other Offers, etc.	51
7.4	Consents of Regulatory Authorities	52
7.5	Agreement as to Efforts to Consummate	52
7.6	Investigation and Confidentiality	52
7.7	Press Releases	53
7.8	Charter Provisions	53
7.9	Employee Benefits and Contracts	54

7.1	Section 16 Matters	56
7.11	Indemnification	56
7.12	Directors	57

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		58

8.1	Conditions to Obligations of Each Party	58
8.2	Conditions to Obligations of Parent and First Bank	59
8.3	Conditions to Obligations of BFTL	60

ARTICLE 9 TERMINATION		62

9.1	Termination.	62
9.2	Effect of Termination	63
9.3	Termination Fee	63
9.4	Non-Survival of Representations and Covenants	64

ARTICLE 10 MISCELLANEOUS		64

10.1	Definitions	64
10.2	Expenses	76
10.3	Brokers and Finders	76
10.4	Entire Agreement	76
10.5	Amendments	77
10.6	Waivers	77
10.7	Assignment	77
10.8	Notices	78
10.9	Governing Law	79
10.1	Counterparts	79
10.11	Captions; Articles and Sections	79
10.12	Interpretations	79
10.13	Enforcement of Agreement	80
10.14	Severability	80

LIST OF EXHIBITS

Exhibit	Description

A	Form of Employment Agreement
B	Form of Settlement Agreement
C	Form of Officers and Directors Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 18, 2021, is by and between First National Corporation, a Virginia corporation (“Parent”), First Bank, a Virginia state-chartered member bank and wholly-owned subsidiary of Parent (“First Bank”), and The Bank of Fincastle, a Virginia state-chartered commercial bank (“BFTL”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, First Bank and BFTL have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; (iii) adopted this Agreement and, (A) in the case of BFTL, in accordance with the provisions of this Agreement, will recommend approval of this Agreement to its shareholders, (B) in the case of Parent, in accordance with the provisions of this Agreement, will recommend to its shareholders to approve the issuance of the Stock Consideration, and (C) in the case of First Bank, in accordance with the provisions of this Agreement, will approve this Agreement by the written consent of the Parent, as the sole shareholder of First Bank, in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable Articles of Incorporation, Bylaws, or as otherwise provided by Law.

WHEREAS, in accordance with the terms of this Agreement, BFTL will merge with and into First Bank, with First Bank being the surviving entity (the “Merger”);

WHEREAS, as a material inducement and as additional consideration to Parent and First Bank to enter into this Agreement, (i) certain BFTL executives shall enter into an employment agreement with Parent and First Bank, which shall become effective only upon the effective time of the Merger; and (ii) each of the directors and executive officers of BFTL have entered into a voting and support agreement with Parent dated as of the date hereof (each an “Officers and Directors Agreement” and collectively, the “Officers and Directors Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of BFTL Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger and the transactions contemplated hereby are subject to the approvals of the common shareholders of each of Parent, First Bank and BFTL, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, the Parties desires to make certain representations, warranties, covenants and agreements in connection with the transactions described in this Agreement and also to prescribe various conditions thereto; and

WHEREAS, First Bank and BFTL intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Code; (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Parent, First Bank and BFTL will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1     Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, BFTL shall be merged with and into First Bank pursuant to and with the effect provided in Sections 6.2-822C and 13.1-721 of the VSCA, and First Bank shall be the Surviving Bank resulting from the Merger and shall continue to be governed by the Laws of the Commonwealth of Virginia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Parent, First Bank and BFTL.

1.2     Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3     Effective Time.

The Merger shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Commonwealth of Virginia State Corporation Commission (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within ten business days of the last of the following dates to occur (or, if Parent or BFTL elects, on the first day of the first month after the last of the following dates to occur): (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the common shareholders of BFTL approve this Agreement to the extent such approval is required by applicable Law, and (iii) the date on which the common shareholders of Parent approve the issuance of the Stock Consideration to the extent such approval is required by applicable Law.

1.4     Restructure of Transactions.

Parent shall have the right to revise the structure of the Merger contemplated by this Agreement, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of BFTL Common Stock or BFTL Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, (iii) imposes any less favorable terms or conditions on BFTL, (iv) would cause the transaction not to qualify as a “reorganization” pursuant to Section 368(a) of the Code; (v) increases the tax liability of BFTL or the holders of BFTL Common Stock as a result of such revision to the structure of the Merger, or (vi) shall otherwise require the approval of the holders of shares of BFTL Common Stock pursuant to Section 13.1-716(F) of the VSCA. Parent may request such revision by giving written notice to BFTL in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other Exhibits hereto as are reasonably necessary or appropriate to effect such change. BFTL will take any reasonable actions necessary to implement such change.

Article 2
TERMS OF MERGER

2.1     Articles of Incorporation.

The Articles of Incorporation of First Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until otherwise duly amended or repealed.

2.2     Bylaws.

The Bylaws of First Bank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until otherwise duly amended or repealed.

2.3     Directors and Officers.

The directors of First Bank in office immediately prior to the Effective Time, together with the individuals to be appointed pursuant to Section 7.12 herein, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Surviving Bank’s Articles of Incorporation and Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of First Bank in office immediately prior to the Effective Time, together with such additional individuals as may thereafter be appointed, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Surviving Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Article 3
MANNER OF CONVERTING SHARES

3.1     Effect on BFTL Common Stock.

(a)     At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of BFTL Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of BFTL Common Stock held by either Party or any Subsidiary of either Party (and in each case other than shares of BFTL Common Stock held on behalf of third parties or held by any Parent Entity or BFTL Entity as a result of debts previously contracted (such as a foreclosure on a loan)) shall be converted into the right to receive one of the following: (i) cash in the amount of $3.30 less any applicable withholding Taxes (the “Cash Consideration”); (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”), in such proportions as requested by a BFTL shareholder to the extent available after the proration of the total Merger Consideration to 80% Stock Consideration and 20% Cash Consideration in accordance with Section 3.2 of this Agreement (items (i), (ii), and (iii) are referred to herein individually as the “Per Share Merger Price” and collectively as the “Merger Consideration”)). The “Exchange Ratio” shall be 0.1649 shares of Parent Common Stock per one share of BFTL Common Stock.

(b)     At the Effective Time, all shares of BFTL Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and, with the exception of shares of BFTL Common Stock described in Section 3.1(d), each certificate or non-certificate shares (the “BFTL Book-Entry Shares”) previously representing any such shares of BFTL Common Stock shall thereafter represent only the right to receive the Per Share Merger Price.

(c)     If, prior to the Effective Time, the outstanding shares of BFTL Common Stock or the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Merger Price. For the avoidance of doubt, no such adjustment shall be made as a result of Parent’s Dividend Reinvestment Plan.

(d)     Each share of BFTL Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of BFTL Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration, and shall cease to exist (the “Excluded Shares”).

3.2     Election and Proration Procedures.

(a)     Concurrent with the mailing of the Joint Proxy Statement/Prospectus, or such other date as Parent and BFTL shall mutually agree (the “Mailing Date”), an election form (an “Election Form”), together with the transmittal materials described in Section 3.3 below, shall be mailed to each holder of BFTL Common Stock of record as of the record date for the special meeting of shareholders of BFTL (the “Record Date”) by the exchange agent selected by Parent and reasonably acceptable to BFTL (the “Exchange Agent”). BFTL shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

(b)     Subject to the provisions of this Article 3 (including, without limitation, Sections 3.2(e) and (f)), each Election Form shall entitle the holder of BFTL Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”).  Holders of record of BFTL Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of BFTL Common Stock held by that Holder Representative for a particular beneficial owner.  The shares of BFTL Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.”  The shares of BFTL Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number.”  Shares of BFTL Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.”

(c)     Parent shall make available Election Forms to all persons who become holders (or beneficial owners) of BFTL Common Stock between the Record Date and the Effective Time, and BFTL shall provide to Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d)     To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m., local time, on such date as the Parties may mutually agree (the “Election Deadline”), but in no event shall be later than seven calendar days following the Effective Time. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more certificates, if applicable, representing all shares of BFTL Common Stock covered by such Election Form, or the guaranteed delivery of such certificates (or customary affidavits and, if required by Parent, indemnification regarding the loss or destruction of such certificates), together with duly completed transmittal materials.  For the holders of BFTL Common Stock who make a Non-Election, subject to Section 3.2(f), Parent shall have the authority (which Parent may delegate to the Exchange Agent) to determine the type of consideration constituting the Per Share Merger Price to be exchanged for the Non-Election Shares. Any BFTL shareholder may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any BFTL shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates.  If a BFTL shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of BFTL Common Stock held by such BFTL shareholder shall be designated as Non-Election Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(e)     The number of shares of BFTL Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 20% of the number of shares of BFTL Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”), and the number of shares of BFTL Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 80% of the number of shares of BFTL Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(f)     Within ten business days after the Election Deadline, Parent shall cause the Exchange Agent to effect the allocation among holders of BFTL Common Stock of rights to receive the Per Share Merger Price and to distribute such as follows:

(i)     if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, plus (B) the Cash Consideration in respect of the remaining number of such Stock Election Shares;

(ii)     if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit, and the denominator of which is the Cash Election Number, plus (B) the Stock Consideration in respect of the remaining number of such Cash Election Shares; and

(iii)     if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of BFTL Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of BFTL Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

Notwithstanding anything in this Section 3.2(f) to the contrary, if the Cash Election Number exceeds the Aggregate Cash Limit, then Parent shall have the right, at its sole discretion, to increase the Aggregate Cash Limit, (the “Revised Aggregate Cash Limit”) and effect the allocation set forth in this Section 3.2(f) using the Revised Aggregate Cash Limit; provided, however, that such Revised Aggregate Cash Limit does not exceed 22% and that such increase in the Aggregate Cash Limit does not prohibit the Merger from being treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

3.3     Exchange Procedures.

(a)     On the Closing Date, Parent shall make available to the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration (including cash in an aggregate amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of BFTL Common Stock may be entitled pursuant to Section 3.7). In addition, Parent shall make available to the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 3.3(f). All Merger Consideration (including cash in an aggregate amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of BFTL Common Stock may be entitled pursuant to Section 3.7) and dividends and distributions made available to the Exchange Agent pursuant to this Section 3.3(a) shall hereinafter be referred to as the “Exchange Fund.” In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.7), Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Parent Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3, the Exchange Fund will not be used for any other purpose.

(b)     Unless different timing is agreed to by Parent and BFTL, not later than 20 days prior to the anticipated Effective Time, Parent shall cause the Exchange Agent to mail to the shareholders of BFTL Common Stock appropriate transmittal materials. The letter of transmittal shall provide instructions for the submission of certificates, if applicable, or instructions as to the BFTL Book-Entry Shares, representing shares of BFTL Common Stock (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) to each holder of record of shares of BFTL Common Stock converted into the right to receive the applicable portion of the Merger Consideration at the Effective Time. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Per Share Merger Price as provided in Sections 3.1 and 3.2. Holders of BFTL Common Stock will be responsible for all charges and expenses associated with replacing any lost, mutilated, stolen, or destroyed certificates, including any indemnity bond expenses, as described in Section 3.3(c). Parent or the Exchange Agent will maintain a book entry list of Parent Common Stock to which each holder of BFTL Common Stock is entitled. Certificates representing Parent Common Stock into which BFTL Common Stock has been converted will not be issued.

(c)     After receipt of the transmittal materials from the Exchange Agent, each holder of shares of BFTL Common Stock (other than Excluded Shares) issued and outstanding shall surrender the certificate or certificates representing such shares to the Exchange Agent, together with duly executed transmittal materials provided by the Exchange Agent, and shall promptly after the Effective Time, or the surrender of such shares of BFTL Common Stock (or an indemnity satisfactory to BFTL, Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) if later, the Exchange Agent shall deliver in exchange therefor the consideration provided in Sections 3.1 and 3.2 (and any unpaid dividends or distributions thereon), without interest, pursuant to this Section 3.3. The certificate or certificates of BFTL Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Parent shall not be obligated to deliver the consideration to which any former holder of BFTL Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s certificate or certificates for exchange (or an indemnity satisfactory to BFTL, Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) as provided in this Section 3.3.

In the event of a transfer of ownership of shares of BFTL Common Stock represented by one or more certificates that are not registered in the transfer records of BFTL, the Per Share Merger Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.

In the event any certificate representing BFTL Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, mutilated, stolen, or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Per Share Merger Price as provided for in Sections 3.1 and 3.2 (together with any unpaid dividends or distributions with respect thereto).

Any other provision of this Agreement notwithstanding, neither any Parent Entity, nor any BFTL Entity, nor the Exchange Agent shall be liable to any holder of BFTL Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d)     Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of BFTL Common Stock and BFTL Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. Parent and/or the Exchange Agent shall timely remit such deducted and withheld amounts to the appropriate Taxing Authority or Governmental Authority. Parent shall be responsible for, and shall pay, any penalty or interest arising from failure to timely remit such amounts. To the extent that any amounts are so withheld by Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of BFTL Common Stock, as applicable in respect of which such deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(e)     Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Parent pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of BFTL Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any holder of shares of BFTL Common Stock who has not theretofore complied with Section 3.3(b) shall thereafter look only to Parent for the consideration and any unpaid dividends or distributions deliverable in respect of each share of BFTL Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of BFTL Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of BFTL to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate or certificates, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)     No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented shares of BFTL Common Stock with respect to the shares, if any, of Parent Common Stock represented thereby, in each case unless and until the surrender of such certificate (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) in accordance with this Section 3.3. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such certificate in accordance with this Section 3.3, the holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable and that have not been paid with respect to the whole shares of Parent Common Stock into which the shares of BFTL Common Stock represented by such certificate are converted and/or (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock payable with respect to whole shares of Parent Common Stock into which the shares of BFTL Common Stock represented by such certificate are converted.

(g)     Approval of this Agreement by the shareholders of BFTL shall constitute ratification of the appointment of the Exchange Agent.

3.4     Effect on Parent and First Bank Common Stock.

At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger. At and after the Effective Time, each share of First Bank common stock, par value $25.00 per share, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of First Bank common stock and shall not be affected by the Merger.

3.5     BFTL Options.

(a)     At the Effective Time, all Rights with respect to BFTL Common Stock pursuant to stock options granted by BFTL (the “BFTL Options”) which are outstanding immediately prior to the Effective Time, whether or not exercisable, shall be converted at the Effective Time into an obligation of Parent to pay (or, at the request of Parent, of BFTL to pay) and a right of the holder to receive, in full satisfaction of any Rights in respect of the BFTL Option, a cash payment equal to the product obtained by multiplying (1) the number of shares of BFTL Common Stock underlying such Person’s BFTL Options by (2) the excess, if any, of the Fair Market Value Per Share (as defined below) minus the exercise price per share under such BFTL Option (provided, that if the Fair Market Value Per Share does not exceed the exercise price per share of a particular BFTL Option, then by $0.01) (the “BFTL Option Price”), subject to any income or employment tax withholding required under the Code or any provision of applicable Law. The “Fair Market Value Per Share” means the sum of: (x) $3.30 multiplied by 0.20, plus (y) the product of the Average Parent Stock Price, multiplied by the Exchange Ratio, multiplied by 0.80. Parent shall pay (or, at the request of Parent, BFTL shall pay) the BFTL Option Price to each holder of BFTL Options outstanding as of the Effective Time within ten business days of the Effective Time.

(b)     BFTL’s Board of Directors and its compensation committee shall not make any grants of BFTL Options following the execution of this Agreement.

(c)     BFTL’s Board of Directors or its compensation committee shall make any adjustments or amendments to or make such determinations with respect to the BFTL Options necessary to effect the foregoing provisions of this Section 3.5.

3.6     Rights of Former BFTL Shareholders.

At the Effective Time, the stock transfer books of BFTL shall be closed as to holders of BFTL Common Stock and no transfer of BFTL Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each certificate theretofore representing shares of BFTL Common Stock (other than certificates representing Excluded Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Merger Price, without interest, as provided in Article 3.

3.7     Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of BFTL Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Parent Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

Article 4
REPRESENTATIONS AND WARRANTIES OF BFTL

BFTL represents and warrants to Parent and First Bank, except as set forth on the BFTL Disclosure Memorandum with respect to each such Section below, that the statements contained in the following ARTICLE 4 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 4), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date:

4.1     Organization, Standing, and Power.

BFTL is commercial bank chartered by the Commonwealth of Virginia, is duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia. BFTL has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Except as described on Section 4.1 of the BFTL Disclosure Memorandum, neither BFTL or any BFTL Subsidiary, exercises trust powers or acts as an investment advisor, broker-dealer, or insurance agency. BFTL is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a BFTL Material Adverse Effect. The minute book and other organizational documents for BFTL have been made available to Parent for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof. BFTL is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by BFTL are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

4.2     Authority of BFTL; No Breach by Agreement.

(a)     BFTL has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by BFTL’s shareholders in accordance with this Agreement and the VSCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BFTL, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of BFTL Common Stock, which is the only BFTL shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite BFTL Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite BFTL Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of BFTL, enforceable against BFTL in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     Neither the execution and delivery of this Agreement by BFTL, nor the consummation by BFTL of the transactions contemplated hereby, nor compliance by BFTL with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BFTL’s Articles of Incorporation or Bylaws or the articles of association, incorporation or organization or bylaws or operating agreement of any BFTL Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any BFTL Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BFTL Entity under, any Contract or Permit of any BFTL Entity or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any BFTL Entity or any of their respective material Assets.

(c)     No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by BFTL of the Merger and the other transactions contemplated by this Agreement, except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve and the Bureau of Financial Institutions division of the State Corporation Commission of the Commonwealth of Virginia, (b) the filing by Parent with the SEC of a registration statement on Form S-4 (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”) in which a joint proxy statement relating to each of BFTL’s Shareholders’ Meeting and Parent’s Shareholders’ Meeting (each, a “Shareholders’ Meeting”) to be held in connection with this Agreement and the transactions contemplated by this Agreement (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (c) the filing of the Articles of Merger with the Commonwealth of Virginia State Corporation Commission, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market, as to Parent, or Financial Industry Regulatory Authority, Inc., as to BFTL (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and (f) filings, consents, permits, exemptions, qualifications or registrations under state securities or “blue sky” Laws.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by BFTL of this Agreement.

4.3     Capital Stock.

(a)     The authorized capital stock of BFTL consists of 25,000,000 shares of BFTL Common Stock, of which 10,199,999 shares are issued and outstanding as of the date of this Agreement, and, assuming that all of the issued and outstanding restricted stock units and BFTL Options (with respect to which each BFTL restricted stock unit or BFTL Option holder, the number of shares underlying each BFTL restricted stock unit or BFTL Option and the exercise price of each BFTL Option are disclosed in Section 4.3(a) of the BFTL Disclosure Memorandum) are vested or had been exercised, as applicable, not more than an additional 122,500 shares would be issued and outstanding at the Effective Time, and 5,000,000 shares of preferred stock, $0.04 par value per share, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of BFTL are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of BFTL has been issued in violation of any preemptive rights of the current or past shareholders of BFTL.

(b)     Except for the 122,500 shares of BFTL Common Stock reserved for issuance pursuant to outstanding restricted stock units and BFTL Options, there are no shares of capital stock or other equity securities of BFTL reserved for issuance and no outstanding Rights relating to the capital stock of BFTL.

(c)     Except as specifically set forth in this Section 4.3, there are no shares of BFTL capital stock or other equity securities of BFTL outstanding and there are no outstanding Rights with respect to any BFTL securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of BFTL.

4.4     BFTL Subsidiaries.

Section 4.4 of the BFTL Disclosure Memorandum sets forth a complete and accurate list of all of BFTL’s Subsidiaries, including the jurisdiction of organization or incorporation of each such Subsidiary, (i) except as disclosed on Section 4.4(i) of the BFTL Disclosure Memorandum, BFTL owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (ii) no equity securities of any of BFTL’s Subsidiaries are or may become required to be issued (other than to BFTL) by reason of any Rights, or otherwise, (iii) there are no Rights by which any of such Subsidiaries is or may be bound to sell, transfer, liquidate or otherwise divest any of its equity securities (other than to BFTL or to another BFTL Entity), (iv) there are no Rights relating to BFTL’s rights to vote or to dispose of such securities and (v) all of the equity interests of each such Subsidiary held by BFTL, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by BFTL free and clear of all Liens.

4.5     Securities Offerings; Financial Statements.

(a)     Each offering or sale of securities by BFTL (i) was duly registered and made pursuant to an effective registration statement under the Securities Act or was made pursuant to a valid exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker-dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

(b)     Each of the BFTL Financial Statements (including, in each case, any related notes) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented the financial position of BFTL as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)     BFTL’s independent auditors, which have expressed their opinion with respect to the year-end financial statements that are included in the BFTL Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and (y) “independent” with respect to BFTL within the meaning of Regulation S-X. BFTL’s independent public accountants have audited the BFTL Financial Statements. Section 4.5(c) of the BFTL Disclosure Memorandum lists all non-audit services performed for BFTL by its independent public accountants.

4.6     Absence of Undisclosed Liabilities.

No BFTL Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a BFTL Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of BFTL as of December 31, 2019, included in the BFTL Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the BFTL Disclosure Memorandum lists, and BFTL has attached and delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the Exchange Act) effected by BFTL or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the BFTL Disclosure Memorandum or as reflected on BFTL’s balance sheet at December 31, 2019, no BFTL Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $100,000 and any amounts, whether or not in excess of $100,000 that, in the aggregate, exceed $150,000. Except (x) as reflected in BFTL’s balance sheet at December 31, 2019 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since December 31, 2019 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby or (z) as disclosed in Section 4.6 of the BFTL Disclosure Memorandum, neither BFTL nor any of its Subsidiaries has any material Liabilities or obligations of any nature.

4.7     Absence of Certain Changes or Events.

Except as disclosed in the BFTL Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the BFTL Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a BFTL Material Adverse Effect, (ii)  none of the BFTL Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of BFTL provided in this Agreement, and (iii) since December 31, 2019, the BFTL Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. Section 4.7 of the BFTL Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of BFTL and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the Merger transaction contemplated by this Agreement.

4.8     Tax Matters.

(a)     All BFTL Entities have timely filed (taking into account any valid extensions) with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Except as disclosed in Section 4.8(a) of the BFTL Disclosure Memorandum, none of the BFTL Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the BFTL Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the BFTL Entities. No claim has ever been made by an authority in a jurisdiction where any BFTL Entity does not file a Tax Return that such BFTL Entity may be subject to Taxes by that jurisdiction.

(b)     None of the BFTL Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any BFTL Entity or the assets of any BFTL Entity. No officer or employee responsible for Tax matters of any BFTL Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of BFTL which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the BFTL Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)     Each BFTL Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign Law.

(d)     The unpaid Taxes of each BFTL Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such BFTL Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the BFTL Entities in filing their Tax Returns.

(e)     Except as described in Section 4.8(e) of the BFTL Disclosure Memorandum, none of the BFTL Entities is a party to any Tax allocation or sharing agreement and none of the BFTL Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)     During the five-year period ending on the date hereof, none of the BFTL Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)     Except as disclosed in Section 4.8(g) of the BFTL Disclosure Memorandum, none of the BFTL Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the BFTL Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The BFTL Entities will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code. Except as disclosed in Section 4.8(g) of the BFTL Disclosure Memorandum, any net operating losses of the BFTL Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h)     Each of the BFTL Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)     No BFTL Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)     No property owned by any BFTL Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)     No BFTL Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)     BFTL has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)      No BFTL Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)     BFTL has made available to Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the BFTL Entities relating to the taxable periods since December 31, 2014 and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the BFTL Entities.

(o)     No BFTL Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003)) owned by any BFTL Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the BFTL Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No BFTL Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 4.8, any reference to BFTL or any BFTL Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with BFTL or a BFTL Entity.

4.9     Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a)     BFTL’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of BFTL included in the most recent BFTL Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of BFTL included in the BFTL Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the BFTL Entities as of the dates thereof. The BFTL Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b)     As of the date hereof, all loans, discounts and leases (in which any BFTL Entity is lessor) reflected on BFTL’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (c) to the extent secured, have been secured, to the Knowledge of BFTL, by valid Liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of December 31, 2019 and on a monthly basis thereafter, and of the investment portfolios of each BFTL Entity as of such date, have been and will be made available to Parent concurrently with the BFTL Disclosure Memorandum. Except as specifically set forth in Section 4.9(b) of the BFTL Disclosure Memorandum, BFTL is not a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) otherwise in material Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by BFTL or by any applicable Regulatory Authority, (iv) an obligation of any director, executive officer or 10% shareholder of any BFTL Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215; 12 C.F.R. Part 337.3), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

(c)     All securities held by BFTL, as reflected in the consolidated balance sheets of BFTL included in the BFTL Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments – Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the BFTL Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, none of the securities reflected in the BFTL Financial Statements as of December 31, 2019, and none of the securities since acquired by BFTL is subject to any restriction, whether contractual or statutory, which impairs the ability of BFTL to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(d)     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BFTL’s own account, or for the account of its customers (all of which were disclosed in Section 4.9(d) of the BFTL Disclosure Memorandum), were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable Laws and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of BFTL, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither BFTL, nor to BFTL’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10     Assets.

(a)     Except as disclosed in Section 4.10 of the BFTL Disclosure Memorandum or as disclosed or reserved against in the BFTL Financial Statements delivered prior to the date of this Agreement, the BFTL Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, to BFTL’s Knowledge, all tangible properties used in the businesses of the BFTL Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BFTL’s past practices.

(b)     All Assets which are material to BFTL’s business, held under leases or subleases by any of the BFTL Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c)     The Assets of the BFTL Entities include all Assets required by BFTL Entities to operate the business of the BFTL Entities as presently conducted. All real and personal property which is material to the business of BFTL that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement. All improved real property owned or leased by BFTL is in material compliance with all applicable Laws, including zoning laws and the Americans with Disabilities Act of 1990.

4.11     Intellectual Property; Information Systems; and Privacy Policies.

(a)     Except as disclosed in Section 4.11(a) of the BFTL Disclosure Memorandum, each BFTL Entity owns or has a license to use all of the Intellectual Property used by such BFTL Entity in the course of its business, including sufficient rights in each copy possessed by each BFTL Entity. Each BFTL Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such BFTL Entity in connection with such BFTL Entity’s business operations, and such BFTL Entity has the right to convey by sale or license any Intellectual Property so conveyed. To BFTL’s Knowledge, no BFTL Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of BFTL threatened, which challenge the rights of any BFTL Entity with respect to Intellectual Property used, sold, or licensed by such BFTL Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. To BFTL’s Knowledge, the conduct of the business of the BFTL Entities does not infringe upon any Intellectual Property of any other Person. Except as disclosed in Section 4.11 of the BFTL Disclosure Memorandum, no BFTL Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. BFTL has Contracts with its officers and employees which require such officer, director, or employee to keep confidential any trade secrets, proprietary data, customer information, or other business information of a BFTL Entity, and to BFTL’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a BFTL Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a BFTL Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a BFTL Entity. No officer, director, or employee of any BFTL Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, other than a BFTL Entity.

(b)     BFTL owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by BFTL (the “BFTL Information Systems”). BFTL has taken all steps in accordance with prevailing standards in the banking industry in the United States and the applicable regulations of the Regulatory Authorities to secure the BFTL Information Systems from unauthorized access and use by any Person, and to ensure to the maximum extent reasonably and commercially practicable, the continued, uninterrupted and error-free operation of BFTL Information Systems. Except as set forth in Section 4.11(b) of the BFTL Disclosure Memorandum, (i) there have been no material unauthorized intrusions or breaches of security with respect to BFTL Information Systems; and (ii) there has not been any material malfunction of BFTL Information Systems that has not been promptly remedied in all respects.

(c)     BFTL’s use or handling of the confidential information of its customers and consumers (“Confidential Customer Information”) does not currently, and did not at any time during the five years immediately preceding the date hereof (the “past five years”), violate any applicable Law or regulations of any Regulatory Authority. BFTL has not received any notice that it is or may be in violation of any data privacy or data security Laws or any such regulations. BFTL has not distributed or displayed any Confidential Customer Information in violation of any of the rules or regulations of any Regulatory Authority or in breach of any Contract to which it is a party or is bound. Currently, BFTL does, and at all times during the past five years BFTL has, (i) posted on its website and mailed to its customers, as and to the extent required by such Laws, rules or regulations, true and correct copies of the privacy policies governing BFTL’s use and collection of Confidential Customer Information, and (ii) all of BFTL’s privacy policies describe in all material respects BFTL’s use, collection, display and distribution of any such Confidential Customer Information. Accurate and complete copies of the current versions of all such privacy policies, and any other privacy policies publicly disclosed by or on behalf of BFTL at any time during past five years, have been provided to Parent. BFTL’s operation of its business is consistent and compliant with the current version of BFTL’s privacy policies and, during the past five years was consistent and compliant with all such policies as in effect at any time or from time to time during those five years. BFTL has taken all steps, in accordance with prevailing banking industry practices and the applicable requirements of the Regulatory Authorities, to secure its websites, services and Confidential Customer Information from unauthorized access or use by any Person and, except as otherwise disclosed in Section 4.11(c) of the BFTL Disclosure Memorandum, BFTL has not granted to any third party any rights to access or use any of such Confidential Customer Information, including for purposes of soliciting BFTL’s customers or consumers. A copy of all internally or externally prepared reports or audits prepared since December 31, 2017 that describe or evaluate BFTL’s information security procedures have been provided to Parent. Except as otherwise set forth in Section 4.11(c) of the BFTL Disclosure Memorandum, none of the Confidential Customer Information or BFTL’s websites or services have been the target of any successful unauthorized access, denial-of-service assault or other similar attack.

(d)     Without limiting the generality of the foregoing provisions of this Section 4.11, BFTL maintains safeguards designed, in accordance with the requirements of the Gramm-Leach-Bliley Act, to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers.

4.12     Environmental Matters.

(a)     Except as disclosed in Section 4.12(a) of the BFTL Disclosure Memorandum, the officers of BFTL do not have Knowledge that any BFTL Entity, their Participation Facilities, and their Operating Properties are not, and have not been, in compliance with Environmental Laws in all material respects or of any releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Except as disclosed in Section 4.12(a) of the BFTL Disclosure Memorandum, the officers of BFTL do not have actual knowledge of any material violations of Environmental Laws on properties that secure loans made by BFTL but which are not Participation Facilities or Operating Properties or of any releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties.

(b)     Except as disclosed in Section 4.12(b) of the BFTL Disclosure Memorandum, there is no Litigation pending or environmental enforcement action, investigation, or Litigation threatened before any Governmental Authority or other forum in which any BFTL Entity or any of their Operating Properties or Participation Facilities (or any BFTL Entity in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any BFTL Entity or any of its Operating Properties or Participation Facilities. Except as disclosed in Section 4.12(b) of the BFTL Disclosure Memorandum, the officers of BFTL do not have actual knowledge of any Litigation pending or environmental enforcement action, investigation, or Litigation threatened before any Governmental Authority or other forum on or regarding properties that secure loans made by BFTL but which are not Participation Facilities or Operating Properties (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material on such property.

(c)     BFTL has delivered, or caused to be delivered or made available to Parent, true and complete copies of, any environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any BFTL Entity relating to its Participation Facilities and Operating Properties.

4.13     Compliance with Laws.

(a)     The Parties understand and agree that nothing in this Agreement shall require or permit any BFTL Entity to disclose confidential, supervisory information to any Parent Entity or any of Parent’s Representatives.

(b)     Each of the BFTL Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(c)     None of the BFTL Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(d)     Since December 31, 2017, none of the BFTL Entities has received any notification or communication from any Governmental Authority (A) asserting that BFTL or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring BFTL or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

(e)     There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of BFTL or any of its Subsidiaries, (B) are no notices or correspondence received by BFTL with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to BFTL’s or any of BFTL’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to BFTL’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(f)     None of the BFTL Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(g)     Each BFTL Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each BFTL Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. Part 353.3.

4.14     Labor Relations.

(a)     No BFTL Entity is the subject of any Litigation asserting that it or any other BFTL Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other BFTL Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any BFTL Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to BFTL’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any BFTL Entity pending or threatened and there have been no such actions or disputes in the past five years. To BFTL’s Knowledge, there has not been any attempt by any BFTL Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any BFTL Entity. Except as disclosed in Section 4.14 of the BFTL Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each BFTL Entity is terminable at will by the relevant BFTL Entity without (i) any penalty, Liability, or severance obligation incurred by any BFTL Entity, (ii) and in all cases without prior consent by any Governmental Authority. No BFTL Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations except as disclosed in Section 4.14 of the BFTL Disclosure Memorandum.

(b)     To BFTL’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c)     No BFTL Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any BFTL Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any BFTL Entity; and no BFTL Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any BFTL Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(d)     Section 4.14 of the BFTL Disclosure Memorandum contains a list of all independent contractors of each BFTL Entity (separately listed by BFTL Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any BFTL Entity under any applicable Law.

4.15     Employee Benefit Plans.

(a)     BFTL has disclosed in Section 4.15(a) of the BFTL Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any BFTL Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “BFTL Benefit Plan,” and collectively, the “BFTL Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any BFTL Entity or any ERISA Affiliate thereof has or reasonably could have any obligation or Liability. Any of the BFTL Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “BFTL ERISA Plan.” No BFTL ERISA Plan is a “defined benefit pension plan” (as defined in Code Section 414(j)) subject to Title I, Part 3 of ERISA.

(b)     BFTL has delivered or made available to Parent prior to the execution of this Agreement (i) any trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) any determination letters, rulings, opinion letters, information letters, closing agreements, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2019-19 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan descriptions, summary of benefits and coverages, and any material modifications thereto and (vi) any “top hat” filing with respect to any BFTL Benefit Plan which is an ERISA “top hat” plan.

(c)     Each BFTL Benefit Plan is in material compliance with the terms of such BFTL Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each BFTL ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the BFTL ERISA Plan has been adopted. BFTL is not aware of any circumstances likely to result in revocation of any such favorable determination letter or in disqualification of any BFTL ERISA Plan. BFTL has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any BFTL Benefit Plan with applicable Laws. No BFTL Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination (final or preliminary) by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)     To BFTL’s Knowledge, there has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of BFTL which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To BFTL’s Knowledge, neither BFTL nor any administrator or fiduciary of any BFTL Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject BFTL or Parent to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. To BFTL’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the BFTL Benefit Plans (other than claims for benefits which are payable in the ordinary course of business) and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any BFTL Benefit Plan.

(e)     All BFTL Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions, summary of benefits and coverage issued with respect to the BFTL Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL (if required by Law), and distributed to participants of the BFTL Benefit Plans (as required by Law), and there have been no changes in the information set forth therein except as disclosed in Section 4.15(e) of the BFTL Disclosure Memorandum.

(f)     To BFTL’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any BFTL Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g)     No BFTL Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, any plan that is or was subject to Code Section 412, ERISA Section 302, or Title IV of ERISA.

(h)     No Liability under Title IV of ERISA has been or is expected to be incurred by any BFTL Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any BFTL Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other plan.

(i)     Except as disclosed in Section 4.15(i) of the BFTL Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B, no BFTL Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the BFTL Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such BFTL Entity to amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any BFTL Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes. BFTL has maintained records that are sufficient to satisfy the reporting requirements under Section 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date.

(j)     Except as disclosed in Section 4.15(j) of the BFTL Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due from any BFTL Entity under any BFTL Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any BFTL Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any BFTL Entity or the rights of any BFTL Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any BFTL Entity, or change any rights or obligations of any BFTL Entity with respect to such insurance.

(k)     The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any BFTL Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the BFTL Financial Statements to the extent required by and in accordance with GAAP.

(l)     All individuals who render services to any BFTL Entity and who are authorized to participate in a BFTL Benefit Plan pursuant to the terms of such BFTL Benefit Plan are in fact eligible to and authorized to participate in such BFTL Benefit Plan. Each individual who is, or has been, classified by BFTL as an independent contractor has been properly classified for purposes of participation and benefit accrual under each BFTL Benefit Plan.

(m)      Neither BFTL nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)). Except as disclosed in Section 4.15(m) of the BFTL Disclosure Memorandum, no BFTL Benefit Plan is a multiple employer plan (within the meaning of Section 413(c) of the Code) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) and no such plan is self-funded or self-insured.

(n)     Except as disclosed in Section 4.15(n) of the BFTL Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as BFTL presently holds. Each BFTL Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(o)     Except as disclosed in Section 4.15(o) of the BFTL Disclosure Memorandum, no BFTL Benefit Plan, or other plan or arrangement, is subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code. No BFTL Benefit Plan provides for the payment of any tax gross-up payment to any individual in connection with any penalties or taxes imposed under Code Section 409A or any similar state statute.

(p)     BFTL and its Affiliates have complied with and are in compliance with the benefit plan provisions of the SECURE Act, the paid leave provisions of the FFCRA and the benefit plan provisions of the CARES Act.

4.16     Material Contracts.

(a)     Except as disclosed in Section 4.16 of the BFTL Disclosure Memorandum or otherwise reflected in the BFTL Financial Statements, none of the BFTL Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, change in control, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any BFTL Entity or the guarantee by any BFTL Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of BFTL’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of BFTL’s business), (iii) any Contract which prohibits or restricts any BFTL Entity or any personnel of a BFTL Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any BFTL Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of Contracts not in excess of $25,000 per calendar year), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K filed by BFTL as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if BFTL were subject to such reporting requirements (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “BFTL Contracts”).

(b)     With respect to each BFTL Contract and except as disclosed in Section 4.16(b) of the BFTL Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no BFTL Entity is in Default thereunder; (iii) no BFTL Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to BFTL’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder. Section 4.16(b) of the BFTL Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $100,000 that is not terminable, without penalty, upon 30 days’ notice. All of the indebtedness of any BFTL Entity for money borrowed is prepayable at any time by such BFTL Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the BFTL Disclosure Memorandum.

4.17     Privacy of Customer Information.

(a)     Except as specified in Section 4.17(a) of the BFTL Disclosure Memorandum, each BFTL Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Parent and the Parent Entities pursuant to this Agreement.

(b)     Each BFTL Entity’s collection and use of such IIPI, the transfer of such IIPI to Parent and the Parent Entities, and the use of such IIPI by the Parent Entities as contemplated by this Agreement, complies with BFTL’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any BFTL Entity Contract and industry standards relating to privacy.

4.18     Legal Proceedings.

Except as disclosed in Section 4.18 of the BFTL Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of BFTL, threatened (or unasserted but considered probable of assertion) against any BFTL Entity, or against any director, officer, employee, or agent of any BFTL Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the BFTL Entity or Employee Benefit Plan of any BFTL Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any BFTL Entity. No claim for indemnity has been made or, to BFTL’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any BFTL Entity and to BFTL’s Knowledge, no basis for any such claim exists.

4.19     Reports.

Except as disclosed in Section 4.19 of the BFTL Disclosure Memorandum, since January 1, 2015, each BFTL Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.19, BFTL Entities may have made immaterial late filings.

4.20     Books and Records.

BFTL and each BFTL Entity maintain accurate books and records reflecting its Assets and Liabilities and maintain proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of BFTL and to maintain accountability for BFTL’s consolidated Assets; (c) access to BFTL’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of BFTL’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.21     Loans to, and Transactions with, Executive Officers and Directors.

BFTL has not, since December 31, 2015, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of BFTL, except as permitted by Federal Reserve Regulation O. Section 4.21 of the BFTL Disclosure Memorandum identifies any Regulation O loan or extension of credit maintained by BFTL as of the date of this Agreement. Except as disclosed in Section 4.21 of the BFTL Disclosure Memorandum, no director or executive officer of BFTL, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of BFTL.

4.22     Regulatory Matters.

No BFTL Entity or, to BFTL’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). To the Knowledge of BFTL, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Authority in connection with the Merger. No BFTL Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, Order, directive or resolutions, whether or not set forth in the BFTL Disclosure Memorandum, a “BFTL Regulatory Agreement”), nor are there any pending, or to BFTL’s Knowledge, threatened, regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such BFTL Regulatory Agreement; provided, that BFTL is not required and is not permitted to disclose any confidential, supervisory information to any Parent Entity or its Representatives and makes no representation or warranty hereby with respect to confidential, supervisory information that cannot be disclosed to a Parent Entity or its Representatives. The most recent regulatory rating given to BFTL as to compliance with the CRA is satisfactory or better.

4.23     State Takeover Laws.

Each BFTL Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”).

4.24     Brokers and Finders; Opinion of Financial Advisor.

Except for the BFTL Financial Advisor and the BTFL Fairness Advisor, neither BFTL nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. BFTL has received the written opinion of the BFTL Fairness Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of BFTL Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Parent.

4.25     Board Recommendation.

BFTL’s Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of BFTL’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of BFTL Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of BFTL’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of BFTL Common Stock for approval.

4.26     Statements True and Correct.

(a)     No statement, certificate, instrument, or other writing furnished or to be furnished by any BFTL Entity or any Affiliate thereof to Parent pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     None of the information supplied or to be supplied by any BFTL Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Parent with the SEC will (after taking into account any supplemental or amended information provided prior to approval), when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by a BFTL Entity or any Affiliate thereof for inclusion in any Joint Proxy Statement/Prospectus to be mailed to each of BFTL’s shareholders and Parent’s shareholders in connection with their respective Shareholders’ Meeting, and any other documents to be filed by any BFTL Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of their respective Shareholders’ Meeting) at the respective time such documents are filed, and with respect to any Joint Proxy Statement/Prospectus, when first mailed to the shareholders of each of BFTL or Parent, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the respective Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the respective Shareholders’ Meeting.

(c)     All documents that any BFTL Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27     Anticipated Merger-Related Expenses.

Section 4.27 of the BFTL Disclosure Memorandum sets forth BFTL’s good faith estimate of its anticipated investment banking, legal, accounting, and other expenses associated with this Agreement and the consummation of the transactions contemplated hereby.

4.28     Delivery of BFTL Disclosure Memorandum.

BFTL has delivered to Parent a complete BFTL Disclosure Memorandum.

4.29     No Knowledge of Breach.

BFTL has no Knowledge of any facts or circumstances that would result in Parent or First Bank being in breach on the date of execution of this Agreement of any representations and warranties of Parent or First Bank set forth in ARTICLE 5.

4.30     Paycheck Protection Program.

To the extent that BFTL has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in material compliance with all Laws governing such program, including but not limited to all regulations and guidance issued by the U.S. Department of the Treasury and/or the U.S. Small Business Administration with the respect to loans originated pursuant to or in association with the PPP. Except as disclosed on Section 4.30 of the BFTL Disclosure Memorandum, BFTL has not originated any loan under the PPP to any “insider,” as the term is defined under Regulation O (12 C.F.R. Part 215).

4.31     Insurance.

(a)     Section 4.31(a) of the BFTL Disclosure Memorandum identifies all of the material insurance policies, binders, or bonds currently maintained by BFTL and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. BFTL and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of BFTL reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, neither BFTL nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither BFTL nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion. Except as disclosed in Section 4.31(a) of the BFTL Disclosure Memorandum, BFTL has made no claims during the past three years, and no claims are pending or contemplated to be made, under its current policies of directors’ and officers’ errors and omissions or other insurance or its current bankers’ blanket bond.

(b)      Section 4.31(b) of the BFTL Disclosure Memorandum sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by BFTL or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by BFTL, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under BFTL’s BOLI. BFTL does not have any outstanding borrowings secured in whole or part by its BOLI.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND FIRST BANK

Parent and First Bank hereby represent and warrant, jointly and severally, to BFTL that the statements contained in the following ARTICLE 5 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 5), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date:

5.1     Organization, Standing, and Power.

Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. First Bank is a Virginia state-chartered member bank, validly existing, and in good standing under the Laws of the Commonwealth of Virginia. Each of Parent and First Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its respective Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. First Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by First Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

5.2     Authority; No Breach by Agreement.

(a)     Each of Parent and First Bank has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), the approval of the Parent as the sole shareholder of First Bank, and the approval by Parent’s shareholders of the issuance of the Stock Consideration with respect to the Merger, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger and the issuance of the Stock Consideration, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and First Bank, subject to (i) the approval of the Merger by Parent, as the sole shareholder of First Bank (“Requisite First Bank Shareholder Vote”) and (ii) the approval of the issuance of the Stock Consideration pursuant to this Agreement by the holders of two-thirds of the outstanding shares of Parent Common Stock, which is the only Parent shareholder vote required for approval in connection with this Agreement and the transactions contemplated herein (the “Requisite Parent Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), and by such Requisite First Bank Shareholder Vote and Requisite Parent Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Parent and First Bank enforceable against Parent and First Bank in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     Neither the execution and delivery of this Agreement by Parent and First Bank, nor the consummation by Parent and First Bank of the transactions contemplated hereby, nor compliance by Parent and First Bank with any of the provisions hereof, will (i) as to Parent, conflict with or result in a breach of any provision of Parent’s Articles of Incorporation or Bylaws, (ii) as to First Bank, conflict with or result in a breach of any provision of First Bank’s Articles of Incorporation or Bylaws, (iii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, or, (iv) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

(c)     No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent or First Bank of the Merger and the other transactions contemplated by this Agreement except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve and the Bureau of Financial Institutions division of the State Corporation Commission of the Commonwealth of Virginia, (b) the filing by Parent with the SEC of the Registration Statement in which the Joint Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (c) the filing of the Articles of Merger with the Commonwealth of Virginia State Corporation Commission, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market, as to Parent, or Financial Industry Regulatory Authority, Inc., as to BFTL, and (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any.

5.3     Capital Stock.

(a)     The authorized capital stock of Parent consists of (i) 8,000,000 shares of Parent Common Stock, of which 4,860,399 shares are issued and outstanding as of February 11, 2021, and, assuming that all of the issued and outstanding restricted stock units are vested, not more than an additional 15,858 shares would be issued and outstanding as of such date, and (ii) 1,000,000 shares of preferred stock, $1.25 par value per share, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Parent are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Parent has been issued in violation of any preemptive rights of the current or past shareholders of Parent.

(b)     Except for the 15,858 shares of Parent Common Stock reserved for issuance pursuant to outstanding restricted stock units, there are no shares of capital stock or other equity securities of Parent reserved for issuance and no outstanding Rights relating to the capital stock of Parent.

(c)     Except as specifically set forth in this Section 5.3, there are no shares of Parent capital stock or other equity securities of Parent outstanding and there are no outstanding Rights with respect to any Parent securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Parent.

5.4     Exchange Act Filings; Financial Statements.

(a)     Parent has timely filed and made available to BFTL all Exchange Act Documents required to be filed by Parent since December 31, 2017 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Parent Exchange Act Reports”). The Parent Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent Exchange Act Reports or necessary in order to make the statements in such Parent Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any Exchange Act Documents.

(b)     Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent Exchange Act Reports, including any Parent Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Quarterly Reports on Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The Parent Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

(c)     Parent’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Parent included in Parent’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to BFTL within the meaning of Regulation S-X and, (z) with respect to Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)     Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s Exchange Act Documents. Parent maintains internal control over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e)     Since January 1, 2018, neither Parent nor any Parent Subsidiary nor, to Parent’s Knowledge, any director, officer, employee, auditor, accountant, or representative of Parent or any Parent Subsidiary has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any material complain, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices.

5.5     Tax Matters.

(a)     All Parent Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Parent Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Parent Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Parent Entities. No claim has ever been made by an authority in a jurisdiction where any Parent Entity does not file a Tax Return that such Parent Entity may be subject to Taxes by that jurisdiction.

(b)     None of the Parent Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Parent Entity or the assets of any Parent Entity. No officer or employee responsible for Tax matters of any Parent Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of Parent which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Parent Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)     Each Parent Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)     The unpaid Taxes of each Parent Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Parent Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Parent Entities in filing their Tax Returns.

(e)     Except for that certain Tax sharing agreement dated November 14, 2014 between the Parent and First Bank, none of the Parent Entities is a party to any Tax allocation or sharing agreement and none of the Parent Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)     During the five-year period ending on the date hereof, none of the Parent Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)     Each of the Parent Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(h)     No Parent Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(i)     No property owned by any Parent Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(j)     No Parent Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(k)     Parent has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(l)      No Parent Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(m)     Parent has made available to BFTL complete copies of (i) all federal, state, local and foreign income, franchise and other material Tax Returns of the Parent Entities relating to the taxable periods since December 31, 2014 and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Parent Entities.

(n)     No Parent Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003)) owned by any Parent Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Parent Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Parent Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 5.5, any reference to Parent or any Parent Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with Parent or a Parent Entity.

5.6     Compliance with Laws.

(a)     The Parties understand and agree that nothing in this Agreement shall require or permit any Parent Entity to disclose confidential, supervisory information to any BFTL Entity or any of BFTL’s Representatives.

(b)     Each of the Parent Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(c)     None of the Parent Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(d)     Since December 31, 2014, none of the Parent Entities has received any notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Parent or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

(e)     There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, (B) are no notices or correspondence received by Parent with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Parent’s or any of Parent’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Parent’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(f)     None of the Parent Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(g)     Each Parent Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Parent Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. Part 353.3.

5.7     Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion) against any Parent Entity, or against any director, officer, employee, or agent of any Parent Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Parent Entity or Employee Benefit Plan of any Parent Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Parent Entity. No claim for indemnity has been made or, to Parent’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Parent Entity and to Parent’s Knowledge, no basis for any such claim exists.

5.8     Books and Records.

Parent and each Parent Entity maintain accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and to maintain accountability for Parent’s consolidated Assets; (c) access to Parent’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Parent’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

5.9     Reports.

Since January 1, 2015, each Parent Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report, statement and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.10     Brokers and Finders.

Except for Parent Financial Advisor, neither Parent nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.11     Board Recommendations.

Parent’s Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger, the issuance of the Stock Consideration and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of Parent’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Parent Common Stock approve the issuance of the Stock Consideration and to call and hold a meeting of Parent’s shareholders at which the issuance of the Stock Consideration shall be submitted to the holders of the shares of Parent Common Stock for approval. First Bank’s Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of Parent, First Bank’s sole shareholder.

5.12     Certain Actions.

No Parent Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). To the Knowledge of Parent, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Agency in connection with the Merger.

5.13     Available Consideration.

Parent has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Parent Common Stock for the issuance of the Stock Consideration and First Bank has all funds necessary for the payment of the Cash Consideration and Parent has funds available to it to satisfy its payment obligations under this Agreement.

5.14     Statements True and Correct.

(a)     No statement, certificate, instrument, or other writing furnished or to be furnished by any Parent Entity or any Affiliate thereof to BFTL pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the application is approved, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the Parent Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be mailed to each of BFTL’s shareholders and Parent’s shareholders in connection with their respective Shareholders’ Meeting, and any other documents to be filed by any Parent Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, including pursuant to Section 7.2 hereof, will (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of their respective Shareholders’ Meeting) at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the shareholders of each of BFTL or Parent be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of their respective Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for their respective Shareholders’ Meeting.

(c)     All documents that any Parent Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1     Affirmative Covenants of BFTL and Parent.

(a)     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent and First Bank, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, BFTL shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) provide written notice to Parent and First Bank within three (3) days after approval of any loans or other transactions exceeding $250,000 other than residential mortgage loans for which BFTL has a commitment to buy from a reputable investor, (v) consult with Parent and First Bank prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vi) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of BFTL shall have been obtained, and except as otherwise expressly contemplated herein, Parent shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)     BFTL, Parent and First Bank, each shall, and shall use its best efforts to cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of, or corporate actions among, BFTL and its Subsidiaries requested by Parent or First Bank, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

(d)     Parent, First Bank, and BFTL shall cooperate and use their commercially reasonable efforts to deliver Parent’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinion to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 8.1(g). Parent’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

6.2     Negative Covenants of BFTL.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, BFTL covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)     amend the Articles of Incorporation, Bylaws, or other governing instruments of any BFTL Entity;

(b)     incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $1,000,000 except in the ordinary course of the business of any BFTL Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for BFTL Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank), or impose, or suffer the imposition, on any Asset of any BFTL Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the BFTL Disclosure Memorandum);

(c)     repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock or membership interests of any BFTL Entity, or declare or pay any dividend or make any other distribution in respect of BFTL’s capital stock;

(d)     except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BFTL Common Stock, any other capital stock or membership interests of any BFTL Entity, or any Right;

(e)     adjust, split, combine, or reclassify any capital stock of any BFTL Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of BFTL Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock or membership interests of any BFTL Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)     except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned BFTL Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)      (i) except as contemplated by this Agreement, grant any bonuses or increase in compensation or benefits to the employees, officers or directors of any BFTL Entity (except, with respect to employees who are not directors or officers, in the ordinary course of business in accordance with past practice and, with respect to officers and directors, as described in Section 6.2(g)(i) of the BFTL Disclosure Memorandum), (ii) commit or agree to pay any severance or termination pay, change in control, or any stay or other bonus to any BFTL director, officer or employee (except for payments according to Section 6.2(g)(ii) of the BFTL Disclosure Memorandum), (iii) enter into, terminate, or amend any retention, severance, change in control, or employment agreements with officers, employees, directors, independent contractors, or agents of any BFTL Entity, (iv) change any fees or other compensation or other benefits to directors of any BFTL Entity, or (v) except in order to cancel BFTL Options as contemplated by this Agreement, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under any Employee Benefit Plan or authorize cash payments in exchange for any Rights; or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or Rights payable by any BFTL Entity;

(h)     enter into or amend any employment Contract between any BFTL Entity and any Person (unless such amendment is required by Law) that the BFTL Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)     adopt any new Employee Benefit Plan of any BFTL Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any BFTL Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j)     make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)     commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any BFTL Entity for money damages in excess of any amount covered by insurance plus the amount of any deductible or retainage or restrictions upon the operations of any BFTL Entity;

(l)     enter into, modify, amend, or terminate any material Contract other than with respect to those involving either (i) aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum or (ii) a duration in excess of two years, and other than Contracts covered by Section 6.2(l) of the BFTL Disclosure Memorandum;

(m)     except to satisfy a commitment made before the date hereof, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit to a Person in an amount equal to or less than $600,000 shall not be subject to the prior written consent of Parent, in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of BFTL’s deposits and other Liabilities;

(n)     except for loans or extensions of credit secured by a primary or secondary mortgage on 1-4 family real estate, make, renegotiate, renew, increase, extend, modify or accommodate any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing (i) pursuant to regulatory guidance issued by the Regulatory Authorities regarding payment accommodation or relief in response to the coronavirus pandemic or pursuant to Section 4013 of the CARES Act; provided, that the pre-modification principal balance outstanding on such loan exceeds $600,000, or (ii) any loan greater than 60 days past due or (iii) any loan within a loan relationship that includes a loan not risk rated Pass (specifically defined as Special Mention, Substandard or Loss);

(o)     except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of BFTL, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(p)     restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(q)     make any individual capital expenditures in excess of $100,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(r)     establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(s)     take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(t)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(u)     knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(v)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.2;

(w)     maintain BFTL’s Allowance in a manner that is not consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of BFTL; or

(x)     take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

6.3     Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a BFTL Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4     Reports.

Each of Parent and its Subsidiaries and BFTL and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. BFTL and its Subsidiaries shall also make available to Parent monthly financial statements and quarterly call reports. The financial statements of Parent and BFTL, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Parent filed under the Exchange Act will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any Parent financial statements contained in any reports to any Regulatory Authority other than the SEC shall be prepared in accordance with the Laws applicable to such reports. As of their respective dates, such reports of BFTL filed with any Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 7

ADDITIONAL AGREEMENTS

7.1     Shareholder Approvals.

(a)     Unless this Agreement has been terminated in accordance with its terms, BFTL shall submit to its shareholders this Agreement and any other matters required to be adopted or approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, BFTL shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold the BFTL Shareholders’ Meeting as promptly as practicable for the purpose of considering and voting on approval of this Agreement and the transactions provided for in this Agreement. BFTL’s Board of Directors shall recommend that its shareholders approve this Agreement in accordance with the VSCA (the “BFTL Recommendation”) and shall include such recommendation in the Joint Proxy Statement/Prospectus mailed to shareholders of BFTL, except to the extent BFTL’s Board of Directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Subject to Sections 7.1(b) and (c) and 7.3, BFTL shall solicit and use its reasonable efforts to obtain the Requisite BFTL Shareholder Vote.

(b)     Neither BFTL’s Board of Directors nor any committee thereof shall, except as expressly permitted by this Section, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the BFTL Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the Requisite BFTL Shareholder Vote, BFTL’s Board of Directors may make an Adverse Recommendation Change if and only if:

(i)     BFTL’s Board of Directors determines in good faith, after consultation with the BFTL Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that constitutes or is likely to result in a Superior Proposal;

(ii)     BFTL’s Board of Directors determines in good faith, after consultation with BFTL’s outside counsel, that a failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to BFTL and its shareholders under applicable Law;

(iii)     BFTL’s Board of Directors provides written notice (a “Notice of Recommendation Change”) to Parent and First Bank of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identifying the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);

(iv)     after providing such Notice of Recommendation Change, BFTL shall negotiate in good faith with Parent and First Bank and provide Parent and First Bank reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors of BFTL to proceed without an Adverse Recommendation Change (provided, however, that Parent or First Bank shall not be required to propose any such adjustments); and

(v)     BFTL’s Board of Directors, following such five business day period, again determines in good faith, after consultation with the BFTL Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to BFTL and its shareholders under applicable Law.

(c)     Parent shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement, including the issuance of the Stock Consideration. In furtherance of that obligation, Parent shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold Parent’s Shareholders’ Meeting as soon as reasonably practicable. The Board of Directors of the Parent shall recommend that its shareholders approve the issuance of the Stock Consideration in accordance with the rules and regulations of the VSCA and The Nasdaq Stock Market and shall include such recommendations in the Joint Proxy Statement/Prospectus. Parent shall solicit and use its reasonable best efforts to obtain the Requisite Parent Shareholder Vote. Parent, as the sole shareholder of First Bank, shall approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by the Requisite First Bank Shareholder Vote.

7.2     Registration of Parent Common Stock.

(a)     As promptly as reasonably practicable following the date hereof, Parent shall prepare and file with the SEC the Registration Statement, which shall include the Joint Proxy Statement/Prospectus and constitute the prospectus relating to the shares of Parent Common Stock to be issued in the Merger. BFTL will furnish to Parent the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Parent on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Parent shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Parent and BFTL will use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent will advise BFTL, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Parent or BFTL, or any of their respective Affiliates, officers or directors, should be discovered by Parent or BFTL which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated by BFTL to its shareholders and by Parent to its shareholders.

(b)     Parent and BFTL shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Parent and BFTL shall furnish all information concerning it and the holders of BFTL Common Stock as may be reasonably requested in connection with any such action.

(c)     Prior to the Effective Time, Parent shall notify The Nasdaq Stock Market of the additional shares of Parent Common Stock to be issued by Parent in connection with the Merger.

7.3     Other Offers, etc.

(a)     From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each BFTL Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, or initiate, or knowingly encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3 or to clarify the terms and conditions of an unsolicited Acquisition Proposal) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite BFTL Shareholder Vote, this Section 7.3 shall not prohibit a BFTL Entity from furnishing nonpublic information regarding any BFTL Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no BFTL Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) BFTL’s Board of Directors shall have determined in good faith, after consultation with the BFTL Financial Advisor and BFTL’s outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, (C) BFTL’s Board of Directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to BFTL and its shareholders, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, BFTL gives Parent written notice of the identity of such Person or Group and of BFTL’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) BFTL receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, BFTL furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by BFTL to Parent). In addition to the foregoing, BFTL shall provide Parent with at least five business days’ prior written notice of a meeting of BFTL’s Board of Directors at which meeting BFTL’s Board of Directors is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and BFTL shall keep Parent reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

(b)     In addition to the obligations of BFTL set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of BFTL become aware thereof, BFTL shall advise Parent of any request received by BFTL for nonpublic information which BFTL reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. BFTL shall keep Parent informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)     BFTL shall, and shall cause its and each BFTL Entity’s directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)     Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

7.4     Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5     Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as commercially reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6     Investigation and Confidentiality.

(a)     Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, BFTL shall permit Parent’s senior officers and independent auditors to meet with the senior officers of BFTL, including officers responsible for the BFTL Financial Statements and the internal controls of BFTL and BFTL’s independent auditors, to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b)     In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)     BFTL shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to BFTL to preserve the confidentiality of the information relating to the BFTL Entities provided to such Persons and their Affiliates and Representatives.

(d)     Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a BFTL Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

7.7     Press Releases.

Prior to the Effective Time, BFTL and Parent shall consult with each other as to the form and substance of any press release, communication with BFTL’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8     Charter Provisions.

Each BFTL Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any BFTL Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any BFTL Entity that may be directly or indirectly acquired or controlled by them.

7.9     Employee Benefits and Contracts.

(a)     (i) All persons who are employees of the BFTL Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become at-will employees of the Surviving Bank; provided, however, that in no event shall any of the employees of the BFTL Entities be officers of Parent or the Surviving Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the Board of Directors of Parent or the Surviving Bank and in accordance with the bylaws of Parent or Surviving Bank. All of the Continuing Employees shall be employed at the will of the Surviving Bank, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.

(ii) If a BFTL employee (who is not individually a party to an employment agreement with BFTL) is terminated by Parent or the Surviving Bank (or by BFTL at the request of Parent or Surviving Bank) for reasons other than for “cause” (as defined below) at the Effective Time or during the period from the Effective Time until 90 days after the Surviving Bank’s core data processing systems conversion date, then the Surviving Bank shall pay severance to such BFTL employee, subject to such BFTL employee’s execution and non-revocation of a general release of claims in a form satisfactory to Parent. The severance pay to be provided under this provision shall equal to two weeks of base salary for each twelve months of such BFTL employee’s prior employment with BFTL; provided, however, that in no event will the total amount of severance for any single BFTL employee be less than four weeks of such base salary nor greater than twenty-six weeks of such base salary. For purposes of this Section 7.9(a)(ii), “cause” shall mean a termination due to the employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Surviving Bank’s assets (determined on a reasonable basis).

(b)     As of the Effective Time, each Continuing Employee shall be eligible to participate in each of Parent’s Employee Benefit Plans with full credit for prior service with BFTL solely for purposes of eligibility and vesting except to the extent described in Section 7.9(b) of the BFTL Disclosure Memorandum.

(c)     As of the Effective Time and to the extent of eligibility in a Parent Employee Benefit Plan, Parent shall make available employer-provided benefits under Parent Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Parent or First Bank employees. With respect to Parent Employee Benefit Plans providing health coverage, Parent shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar BFTL plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Parent shall use commercially reasonable efforts to cause any such successor Parent Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding BFTL Employee Benefit Plan during that plan year prior to the transition effective date.

(d)     Concurrently with the execution and delivery of this Agreement, C. Scott Steele and Sandi Craft shall enter into an employment agreement in the form attached hereto as Exhibit A, which shall become effective only upon the Effective Time of the Merger.

(e)     On or by the Effective Time of the Merger, each BFTL executive officer shall enter into a settlement agreement in the form attached hereto as Exhibit B.

(f)     BFTL shall cause each of BFTL’s executive officers and directors to execute and deliver an Officers and Directors Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form attached hereto as Exhibit C.

(g)     No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.11. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.

(h)     Other than Section 3.5 (BFTL Options), no provision of this Agreement (i) constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement or (ii) provide any right or entitlements to any employee or other third party.

(i)     Upon not less than ten days’ notice prior to the Closing Date from Parent to BFTL, BFTL shall cause the termination, amendment or other appropriate modification of each BFTL Benefit Plan as specified by Parent in such notice such that no BFTL Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable BFTL Benefit Plans, effective as of the date which immediately precedes the Closing Date. Upon such action, participants in such applicable BFTL Benefit Plans that are BFTL ERISA Plans shall be 100% vested in their account balances. With respect to each such BFTL Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”), (i) prior to the Closing Date, the appropriate Board of Directors among the BFTL Entities shall adopt resolutions terminating each 401(k) Plan effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to each 401(k) Plan’s termination under “(i),” immediately above, BFTL shall cause each 401(k) Plan to adopt all amendments, including amendments and restatements, of each document evidencing each 401(k) Plan, as may be necessary to maintain each 401(k) Plan’s compliance with Code Section 401(a) and other applicable provisions of the Code pursuant to such termination, and (iii) as of the Termination Date, BFTL shall cause each 401(k) Plan to proceed with implementing the process of distributing each 401(k) Plan’s account balances to participants. Parent or Parent Bank shall cause its Employee Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) to accept direct rollovers from any 401(k) Plan described in the preceding sentence, and will use commercially reasonable efforts to permit direct rollover of a participant plan loan.

7.10     Section 16 Matters.

Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who, immediately following the Merger, will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, resulting from the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted by applicable Law. BFTL agrees to promptly furnish Parent with all requisite information necessary for Parent to take the actions contemplated by this Section 7.10.

7.11     Indemnification.

(a)     For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Bank to, indemnify, defend, and hold harmless the present and former directors and executive officers of the BFTL Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of BFTL or, at BFTL’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including service in connection with the transactions contemplated by this Agreement) to the fullest extent permitted under the VSCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by BFTL’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter.

(b)     Prior to the Effective Time, Parent shall purchase, or shall direct BFTL to purchase, an extended reporting period endorsement under BFTL’s existing directors’ and officers’ liability insurance coverage (“BFTL D&O Policy”) (or, if such extended endorsement coverage is not available, or is not available on reasonable terms, for the requisite period of time, such additional policy or policies as shall be necessary to provide coverage for such period of time) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by BFTL’s D&O Policy. The directors and officers of BFTL shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement (or additional policy or policies). Such endorsement (or additional policy or policies) shall provide such directors and officers with coverage following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to 200% of the current annual premium for BFTL’s D&O Policy (the “Premium Multiple”). If Parent is unable to obtain or maintain the insurance coverage called for in this Section 7.11(b), then Parent shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

(c)     Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify Parent and the Surviving Bank thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Bank shall have the right to assume the defense thereof and neither Parent nor the Surviving Bank shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Bank and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent and the Surviving Bank shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Parent nor the Surviving Bank shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Parent Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Parent nor the Surviving Bank shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)     If Parent or the Surviving Bank or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Bank shall assume the obligations set forth in this Section 7.11.

(e)     The provisions of this Section 7.11 are intended to be for the benefit of, shall be enforceable by, and may not be modified without the prior written consent of each Indemnified Party and their respective heirs and legal and personal representatives.

7.12     Directors.

At the Effective Time, Parent and First Bank will cause three individuals who are currently in office as a director of BFTL at the Effective Time, to be appointed a director of Parent and First Bank (each a “Continuing Director”). Each Continuing Director’s continued service as a director of Parent and First Bank will be subject to the normal nomination and election processes.

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1     Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)     Shareholder Approvals. The shareholders of BFTL shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by the Requisite BFTL Shareholder Vote, as and to the extent required by Law and by the provisions of BFTL’s Articles of Incorporation and Bylaws. The shareholders of Parent shall have approved the issuance of the Stock Consideration, by the Requisite Parent Shareholder Vote, as and to the extent required by Law and by the provisions of Parent’s Articles of Incorporation and Bylaws. Parent, as the sole shareholder of First Bank, shall have approved the this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by the Requisite First Bank Shareholder Vote, as and to the extent required by Law and by the provisions of First Bank’s Articles of Incorporation and Bylaws.

(b)     Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Parent would not, in its reasonable judgment, have entered into this Agreement.

(c)     Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a BFTL Material Adverse Effect or a Parent Material Adverse Effect, as applicable. BFTL shall have obtained the Consents listed in Section 8.1(c) of the BFTL Disclosure Memorandum, including Consents from the lessors of each office leased by BFTL. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

(d)     Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)     Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)     Exchange Listing. Parent shall have filed with The Nasdaq Stock Market a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market shall not have objected to the listing of such shares of Parent Common Stock.

(g)     Tax Opinion. Parent, First Bank and BFTL shall have received the opinion of Parent’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent, First Bank and BFTL will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Parent and BFTL.

8.2     Conditions to Obligations of Parent and First Bank.

The obligations of Parent and First Bank to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent and First Bank pursuant to Section 10.6(a):

(a)     Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of BFTL set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of BFTL set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a BFTL Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)     Performance of Agreements and Covenants. Each and all of the agreements and covenants of BFTL to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Officers’ Certificate. BFTL shall have delivered to Parent and First Bank (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to BFTL and in Sections 8.2(a), 8.2(b) and 8.2(h) have been satisfied.

(d)     Certificates of Secretary and Public Officials. The BFTL Entities shall have delivered the following additional certificates: (i) a certificate of the secretary of the BFTL Entities, dated as of the Closing Date, certifying as to: (1) the incumbency of officers of the BFTL Entities executing documents and delivered in connection herewith, (2) a copy of the Articles of Incorporation of BFTL as in effect from the date of this Agreement until the Closing Date, (3) a copy of the bylaws of BFTL as in effect from the date of this Agreement until the Closing Date, (4) the resolutions of BFTL’s Board of Directors adopting, authorizing and approving the applicable matters contemplated hereunder; (ii) a certificate (dated not more than 10 days prior to the Closing Date) of the Commonwealth of Virginia State Corporation Commission as to the good standing of BFTL; and (iii) a certificate of the FDIC (dated not less than ten days prior to the Closing Date) certifying that BFTL is an insured depository institution.

(e)     Employment Agreement. The Employment Agreements executed and delivered pursuant to Section 7.9(d) of this Agreement shall remain in full force and effect and the executives party thereto shall not have advised Parent that they intend to breach such agreement.

(f)     Settlement Agreement. The Settlement Agreements executed and delivered pursuant to Section 7.9(e) of this Agreement shall remain in full force and effect and the executives party thereto shall not have advised Parent that they intend to breach such agreement.

(g)     Officers and Directors Agreements. The Officers and Directors Agreements in the form attached hereto as Exhibit C shall have been executed by the executive officers of BFTL and each member of BFTL’s Board of Directors and delivered to Parent.

(h)     No Material Adverse Effect. There shall not have occurred any BFTL Material Adverse Effect from the December 31, 2019 balance sheet to the Effective Time with respect to BFTL.

8.3     Conditions to Obligations of BFTL.

The obligations of BFTL to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BFTL pursuant to Section 10.6(b):

(a)     Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Parent Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)     Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Officers’ Certificate. Parent shall have delivered to BFTL a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relate to Parent and in Sections 8.3(a), 8.3(b), and 8.3(f) have been satisfied.

(d)     Certificates of Secretary and Public Officials. The Parent Entities shall have delivered the following additional certificates: (i) a certificate of the secretary of the Parent Entities, dated as of the Closing Date, certifying and attesting as to: (1) the incumbency of officers of the Parent Entities executing documents executed and delivered in connection herewith, (2) the Articles of Incorporation of Parent as in effect from the date of this Agreement until the Closing Date, (3) the bylaws of Parent as in effect from the date of this Agreement until the Closing Date, (4) resolutions of Parent’s Board of Directors authorizing, adopting, or approving the applicable matters contemplated hereunder, (5) the Articles of Incorporation of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (6) the bylaws of Buyer Bank as in effect from the date of this Agreement until the Closing Date; (ii) a certificate (dated not less than ten days prior to the Closing Date) of the Commonwealth of Virginia State Corporation Commission as to the good standing of Parent; (iii) if available, a certificate issued by the Federal Reserve Bank of Richmond (dated not less than ten days prior to the Closing Date) certifying that (A) Parent is a registered bank holding company and (B) First Bank’s current status as a member bank; and (iv) a certificate of the FDIC (dated not less than ten days prior to the Closing Date) certifying that First Bank is an insured depository institution.

(e)     Payment of Merger Consideration. Parent and First Bank, as applicable, shall be prepared to deliver the Merger Consideration as provided by this Agreement.

(f)     No Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect from the December 31, 2019 balance sheet to the Effective Time with respect to Parent.

Article 9
TERMINATION

9.1     Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of BFTL or the approval of the issuance of the Stock Consideration by the shareholders of Parent, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)     By mutual written agreement of Parent and BFTL; or

(b)     By Parent or BFTL (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c)     By Parent or BFTL in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, (iii) the Requisite BFTL Shareholder Vote is not obtained at BFTL’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon, or (iv) the Requisite Parent Shareholder Vote is not obtained at Parent’s Shareholders’ Meeting; or

(d)     By Parent or BFTL in the event that the Merger shall not have been consummated by October 31, 2021, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)     By Parent (provided, that Parent is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) BFTL’s Board of Directors shall have made an Adverse Recommendation Change; (ii) BFTL’s Board of Directors shall have failed to reaffirm the BFTL Recommendation within ten business days after Parent requests such at any time following the public announcement of an Acquisition Proposal, or (iii) BFTL shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

(f)     By BFTL, prior to the Requisite BFTL Shareholder Vote (and provided that BFTL has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) and (c) regarding the requirements for making an Adverse Recommendation Change) and Section 7.3), in order to enter into a Superior Proposal.

9.2     Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Parent or BFTL pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6, 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3     Termination Fee.

(a)     If Parent terminates this Agreement pursuant to Section 9.1(e) of this Agreement or BFTL terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then BFTL shall pay to Parent the sum of $1,400,000 (the “Termination Fee”) within five business days of the termination date. The Termination Fee shall be paid to Parent in same day funds. BFTL hereby waives any right to set-off or counterclaim against such amount.

(b)     In the event that (i) an Acquisition Proposal with respect to BFTL shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of BFTL, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to BFTL, in either case after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by BFTL or Parent pursuant to Section 9.1(d) (if the Requisite BFTL Shareholder Vote has not theretofore been obtained), (B) by Parent pursuant to Section 9.1(b), or (C) by BFTL or Parent pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is 12 months after the date of such termination, BFTL consummates an Acquisition Transaction or enters into an Acquisition Agreement that is ultimately consummated, then BFTL shall on the date an Acquisition Transaction is consummated, pay Parent a fee equal to the Termination Fee in same day funds. BFTL hereby waives any right to set-off or counterclaim against such amount.

(c)     The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent would not enter into this Agreement; accordingly, if BFTL fails to pay promptly any fee payable by it pursuant to this Section 9.3, then BFTL shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee.

9.4     Non-Survival of Representations and Covenants.

Except for Articles 2 and 3, Sections 7.6(b), 7.8, 7.9, and 7.11, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1     Definitions.

(a)     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.9(i) of the Agreement.

“Acquisition Agreement” shall have the meaning as set forth in Section 7.3(a) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to BFTL’s chief executive officer, chief financial officer or Board of Directors or publicly announced to BFTL’s shareholders) by any Person (other than Parent or any of its Affiliates) for an Acquisition Transaction involving BFTL or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of BFTL as reflected on BFTL’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from BFTL by any Person or Group (other than Parent or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of BFTL or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Parent or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of BFTL or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving BFTL pursuant to which the shareholders of BFTL immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of BFTL; or (iii) any liquidation or dissolution of BFTL.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(e) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(e) of the Agreement.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in Section 4.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Parent Stock Price” shall mean the volume weighted average price (rounded up to the nearest cent) of Parent Common Stock on The Nasdaq Stock Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Parent) during the Measurement Period.

“BFTL” shall have the meaning as set forth in the introduction of the Agreement.

“BFTL Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“BFTL Book-Entry Shares” shall have the meaning as set forth in Section 3.1(b) of the Agreement

“BFTL Common Stock” means the common stock, par value $0.04 per share, of BFTL.

“BFTL Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“BFTL D&O Policy” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“BFTL Disclosure Memorandum” means the written information entitled “The Bank of Fincastle Disclosure Memorandum” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“BFTL Entities” means, collectively, BFTL and all BFTL Subsidiaries.

“BFTL ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“BFTL Fairness Advisor” shall mean RP Financial, LC.

“BFTL Financial Advisor” means Janney Montgomery Scott LLC.

“BFTL Financial Statements” means (i) the consolidated balance sheet of BFTL and its Subsidiaries as of December 31, 2019, and the related consolidated statement of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2019 and December 31, 2018, and for each of the three fiscal years ended December 31, 2019, and (ii) the consolidated balance sheet of BFTL and its Subsidiaries (including related notes and schedules, if any) and related consolidated statement of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2019.

“BFTL Information Systems” shall have the meaning as set forth in Section 4.11(b) of the Agreement.

“BFTL Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of BFTL and its Subsidiaries, taken as a whole, or (ii) the ability of BFTL to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “BFTL Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of BFTL (or any of its Subsidiaries) taken with the prior written Consent of Parent in contemplation of the transactions contemplated hereby, (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of BFTL, including specifically BFTL’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees, or (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including the novel coronavirus), or the material worsening of such conditions threatened or existing as of the date of this Agreement. Notwithstanding the foregoing, any change in the per share price of BFTL Common Stock on or after the date of execution of this Agreement by Parent shall not by itself be deemed to be a “BFTL Material Adverse Effect.”

“BFTL Option Price” shall have the meaning as set forth in Section 3.5 of the Agreement.

“BFTL Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“BFTL Recommendation” shall have the meaning as set forth in Section 7.1(a) of the Agreement.

“BFTL Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“BFTL Shareholders’ Meeting” means the meeting of BFTL’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“BFTL Subsidiaries” means the Subsidiaries, if any, of BFTL. As of the date of this Agreement, BFTL has the following Subsidiaries: Bank of Fincastle Services, Inc.; All Stars Realty of Virginia LLC; Colonial Mortgage Company, LLC; Colonial Title and Settlement Agency LLC; and ESF, LLC.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“BOLI” shall have the meaning set forth in Section 4.31(b) of the Agreement.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, signed into law on March 27th, 2020, and the rules and regulations promulgated thereunder.

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“CERCLA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Confidential Customer Information” shall have the meaning as set forth in Section 4.11(c) of the Agreement.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Director” shall have the meaning as set forth in Section 7.12 of the Agreement.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Election Deadline” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a BFTL Entity or Parent Entity, as applicable, would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Fair Market Value Per Share” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“FFCRA” shall mean the Families First Coronavirus Response Act, signed into law on March 18, 2020, and the rules and regulations promulgated thereunder.

“First Bank” shall have the meaning as set forth in the introduction of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, and CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, polychlorinated biphenyls (PCBs) and asbestos (specifically including asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Holder Representative” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.11(a) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Insurance Policies” shall have the meaning set forth in Section 4.31(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Joint Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, chief executive officer, or chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, expert witness fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or formal or informal investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Period” shall mean the 10 consecutive Trading Days ending on the fifth Trading Day immediately prior to the date on which the Effective Time occurs.

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b)(iii) of the Agreement.

“Off Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Parent” shall have the meaning as set forth in the introduction of the Agreement.

“Parent Common Stock” means the common stock, par value $1.25 per share, of Parent.

“Parent Entities” means, collectively, Parent and all Parent Subsidiaries.

“Parent Exchange Act Reports” shall have the meaning as set forth in the Section 5.4(a) of the Agreement.

“Parent Financial Advisor” means Piper Sandler & Co.

“Parent Financial Statements” means (i) the consolidated balance sheets of Parent as of December 31, 2019, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2019, and for each of the three fiscal years ended December 31, 2019, as filed by Parent in Exchange Act Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, filed with respect to periods ended subsequent to December 31, 2019.

“Parent Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent or its Subsidiaries to perform their obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Parent Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior written Consent of BFTL in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Parent, or (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including the novel coronavirus), or the material worsening of such conditions threatened or existing as of the date of this Agreement. Notwithstanding the foregoing, a decline, in and of itself, in the trading price of a Parent’s common stock or the failure, in and of itself, to meet earnings projections or other internal financial forecasts, but not including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) through (E); except, with respect to clauses (A), (B), (C) or (E), to the extent that the impact of such change is materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations of Parent or its Subsidiaries, taken as a whole, as compared to other comparable companies in the commercial banking industry, shall not by itself be deemed to be a “Parent Material Adverse Effect.”

“Parent’s Shareholders’ Meeting” means the meeting of Parent’s shareholders to be held pursuant to Section 7.1(c), including any postponements or adjournments thereof.

“Parent Subsidiaries” means the Subsidiaries of Parent, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means BFTL, Parent or First Bank and “Parties” means two or more of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Per Share Merger Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Permit” means any federal, state, local, or foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Parent or BFTL Material Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“PPP” shall have the meaning as set forth in in Section 4.30 of the Agreement.

“Premium Multiple” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“RCRA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Record Date” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, The Nasdaq Stock Market, the Financial Industry Regulatory Authority, Inc., the Bureau of Financial Institutions, a division of the State Corporation Commission of the Commonwealth of Virginia, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite BFTL Shareholder Vote” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Requisite First Bank Shareholder Vote” shall have the meaning as set forth in Section 5.2(a) of the Agreement.

“Requisite Parent Shareholder Vote” shall have the meaning as set forth in Section 5.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SECURE Act” means the Setting Every Community Up for Retirement Enhancement Act of 2019, signed into law on December 20, 2019, and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, the South Carolina Uniform Securities Act of 2005 and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Settlement Agreement” shall have the meaning as set forth in the preamble of the Agreement.

“Shareholders’ Meeting” shall have the meaning as set for in Section 4.2(c) of the Agreement.

“Shareholder Support Agreement” shall have the meaning as set forth in the preamble of the Agreement.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of BFTL Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of BFTL which BFTL’s Board of Directors (after consultation with the BFTL Financial Advisor and BFTL’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to BFTL’s shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

“Surviving Bank” means First Bank as the Surviving Bank resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Date” shall have the meaning as set forth in Section 7.9(i) of the Agreement.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“Trading Day” means any day on which shares of Parent Common Stock are traded, as reported on The Nasdaq Stock Market.

“VSCA” means the Virginia Stock Corporation Act.

“WARN Act” shall have the meaning as set forth in Section 4.14(c) of the Agreement.

(b)     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2     Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of BFTL, shall be paid at or prior to Closing and prior to the Effective Time. For avoidance of doubt, any expenses related to the printing and mailing of the Joint Proxy Statement/Prospectus shall be borne equally by Parent and BFTL.

10.3     Brokers and Finders.

Except for BFTL Financial Advisor and BFTL Fairness Advisor as to BFTL and Parent Financial Advisor as to Parent, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by BFTL or Parent, each of BFTL and Parent, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. BFTL has provided a copy of BFTL Financial Advisor’s engagement letter and expected fee for its services as disclosed in Section 10.3 of the BFTL Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

10.4     Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.11.

10.5     Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Requisite BFTL Shareholder Vote and the Requisite Parent Shareholder Vote of this Agreement has been obtained; provided, that after any such approval by the holders of BFTL Common Stock, there shall be made no amendment that reduces or modifies the consideration to be received by holders of BFTL Common Stock.

10.6     Waivers.

(a)     Prior to or at the Effective Time, Parent, acting through its Boards of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BFTL, to waive or extend the time for the compliance or fulfillment by BFTL of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b)     Prior to or at the Effective Time, BFTL, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BFTL under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BFTL.

(c)     The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7     Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8     Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Parent or First Bank:	First National Corporation or First Bank 1835 Valley Avenue Winchester, VA 22601 Attn: Scott C. Harvard Email: sharvard@fbvirginia.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP 2 W. Washington Street Suite 400 Greenville, SC 29601 Attn: Benjamin A. Barnhill Email: ben.barnhill@nelsonmullins.com

BFTL:	The Bank of Fincastle 1245 Roanoke Road Daleville, VA 24083 Attn: C. Scott Steele Email: scott.steele@bankoffincastle.bank

Copy to Counsel:	Godfrey & Kahn, S.C. 833 East Michigan Street, Suite 1800 Milwaukee, WI 53202-5615 Attn: Thomas R. Homberg Email: THomberg@gklaw.com

10.9     Governing Law; Jurisdiction

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Virginia. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charlottesville, Virginia. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.10     Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Transmission by telecopy, facsimile, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

10.11     Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12     Interpretations.

(a)     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

(b)     No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

10.13     Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14     Severability.

Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST NATIONAL CORPORATION

(PARENT)

By: /s/ Scott C. Harvard

Scott C. Harvard

President and Chief Executive Officer

FIRST BANK

(FIRST BANK)

By: /s/ Scott C. Harvard

Scott C. Harvard

Chief Executive Officer

THE BANK OF FINCASTLE

(BFTL)

By: /s/ C. Scott Steele

C. Scott Steele

President and Chief Executive Officer

EXECUTION VERSION

Exhibit A-1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 18, 2021, by and among FIRST NATIONAL CORPORATION, a Virginia corporation (the “Corporation”), First Bank, a Virginia state-chartered member bank and wholly-owned subsidiary of Corporation (“First Bank,” and together with the Corporation, the “Employer”) and C. Scott Steele (the “Employee”). This Agreement shall take effect on the date of the consummation of the Merger referenced below (the “Effective Date”), provided Employee has timely executed and not revoked the Settlement, Waiver, and Release Agreement with The Bank of Fincastle, a Virginia state-chartered commercial bank (“BFTL”) attached hereto as Exhibit A (the “Settlement Agreement”). Upon their effectiveness, this Agreement and the Settlement Agreement shall constitute the entire agreement between the parties hereto and supersede all prior agreements, any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including the Employment Agreement between BFTL and the Employee dated July 25, 2018 (the “Prior Employment Agreement”). If the Merger does not occur, or if Employee fails to timely execute or revokes the Settlement Agreement, this Agreement shall be null and void ab initio.

RECITALS

WHEREAS, as of the date hereof, the Corporation, First Bank, and BFTL have entered into an Agreement and Plan of Merger (such agreement as amended or supplemented from time to time being referred to herein as the “Merger Agreement”), pursuant to which BFTL will merge with and into First Bank, with First Bank as the surviving entity (the “Merger”);

WHEREAS, the Employee presently serves as President and Chief Executive Officer of BFTL and will continue to do so until the Effective Date of the Merger;

WHEREAS, the Employee has significant and valuable institutional knowledge of BFTL and BFTL’s business, customers, and employees, and upon consummation of the Merger, the Employer desires for the Employee to serve the Employer on the terms and conditions hereinafter set forth;

WHEREAS, the Employee desires to accept such engagement, upon consummation of the Merger, on the terms and conditions provided herein; and

WHEREAS, the payments and other benefits provided under this Agreement are specifically conditioned upon the Executive entering into the Settlement Agreement attached hereto as Exhibit A and shall be paid at the times described herein provided that the Employee’s Settlement Agreement is effective at such time (signed, returned, and the revocation period has expired).

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1.     Employment. (a) Employee shall be employed as the Regional President of First Bank. He shall perform such services for the Employer and/or one or more Affiliates as may be assigned to Employee by the Employer’s Chief Executive Officer from time to time upon the terms and conditions hereinafter set forth. Employee’s services shall be rendered in a senior management or executive capacity and shall be of the type for which he is suited by background and training.

(b)     References in this Agreement to services rendered for the Employer and compensation and benefits payable or provided by the Employer shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Employer” also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is partially owned or controlled by the Corporation.

Section 2.     Term. The term of this Agreement shall at all times be two (2) years, which means that at the end of every day, the term of this Agreement shall be extended for one day. With thirty (30) days notice, however, either party may notify the other that the term of this Agreement shall no longer be extended and that this Agreement will terminate two (2) years after the effective date of such notice. If either party provides timely notice of non-renewal of the Agreement, but the Employee continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

Section 3.     Exclusive Service. Employee shall devote his best efforts and full time to rendering services on behalf of the Employer in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Employer now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to executive officers of banks.

Section 4.   Salary. (a) As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $225,000 payable on such terms and in such installments as the parties may from time to time mutually agree upon. The Chief Executive Officer, in his discretion, may increase Employee’s base salary during the term of this Agreement; provided, however, that Employee’s salary after being increased may not be decreased.

(b)     The Employer shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Employer. The Employer shall also withhold and remit to the proper party any amounts agreed to in writing by the Employer and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.

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(c)     Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Employer.

Section 5.     Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in any employee benefit plan maintained by the Employer for which he is or will become eligible on such terms as the Board of Directors may, in its discretion, establish, modify or otherwise change.

Section 6.       Incentive Compensation. Employee shall be eligible to participate in the Corporation’s Executive Incentive Compensation Plan and to receive such bonuses (in an annual amount of up to 20% of his Base Salary) as the Board of Directors, in its discretion, decides to pay to Employee under such plan. Employee shall be also eligible to participate in the Corporation’s 2014 Stock Incentive Plan (or successor equity plans) and to receive such awards as the Board of Directors, in its discretion, decides to award to Employee under such plan, including, but not limited to, within 45 days after the Effective Time, the Corporation will grant to the Employee 1,649 restricted shares of the Corporation’s common stock. The restricted share award agreement will provide that one-third of the restricted shares are vested immediately and one-third will vest on each of the first two anniversaries of the Effective Time, if the Employee’s employment has not been terminated earlier by the Employer for Cause or terminated by the Employee without Good Reason as of each such date, and shall contain other customary terms and conditions.

Section 7.     Expense Account. The Employer shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Employer’s business. Such expenses will include business meals, out-of-town lodging and travel expenses. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Employer can adopt reasonable rules and policies regarding such reimbursement. The Employer agrees to make prompt payment to Employee following receipt and verification of such reports. Such payment shall be made no later than March 15 following the calendar year in which the expense was incurred.

Section 8.   Automobile. The Employer shall provide the Employee with an automobile either owned or leased by the Employer of a make and model appropriate to the Employee’s status and approved by the Employer’s Chief Executive Officer.

Section 9.     Paid Time Off. Employee shall be entitled each fiscal year to paid time off, which shall be granted on a noncumulative basis from year-to-year pursuant to Employer’s paid time off policy. Employer reserves the right to modify this and any other personnel policy from time to time. Any payments made by Employer to Employee as compensation for paid time off shall be paid in accordance with Employer’s standard payroll procedures.

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Section 10.     Termination. (a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Employer to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 11, 12 and 13. For purposes of this Agreement, “Terminate,” “terminated,” “termination,” or “termination of the Employee’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

(b)     Employee’s employment hereunder may be terminated by Employee upon thirty (30) days written notice to the Employer or at any time by mutual agreement in writing.

(c)     Except as otherwise provided in this Section 10(c), this Agreement shall terminate upon the death of Employee. In such event the Employer shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which his death occurs. In addition, Employee’s death is not intended to, and shall not, prevent amounts to which Employee would have been entitled under Sections 10(d)(2) or 10(i) had he lived from being paid under this Agreement to Employee’s estate or beneficiaries at the time or times such amounts would have been paid had Employee lived.

(d)(1) The Employer may terminate Employee’s employment other than for “Cause,” as defined in Section 10(e), at any time upon written notice to Employee, which termination shall be effective immediately.

(2)     If the Employer terminates the Employee’s employment without Cause then, provided Employee has timely executed and not revoked the Release of Claims described in Section 10(j) below:

(i)     The Employee shall be paid for a period of one (1) year, at such times as payment was theretofore made, the salary required under Section 4 (taking into account any salary increases) that the Employee would have been entitled to receive had such termination not occurred. Notwithstanding the foregoing, if such termination occurs within one year after a Change of Control (as defined below), the Employee shall be eligible to receive the amount set forth in Section 10(i) instead of any amounts described in Section 10(d)(2).

(ii)     The Employee may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In accordance with COBRA, assuming the Employee is covered under the Employer’s group health plan as of his date of termination, the Employee will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If the Employee elects COBRA coverage for group health coverage, he will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Employer’s share of such premiums shall be treated as taxable income to the Employee. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (ii) shall be limited to the extent that if the Employee obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by the Employer; and

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(iii)     The Employee shall receive a payment in cash on the date his employment terminates equal to the amount of any cash bonus paid to him in respect of the fiscal year of the Employer prior to the fiscal year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days that elapse before the date his employment terminates in the fiscal year of the Employer in which his employment terminates and the denominator of which is three hundred sixty-five (365).

(3)     Notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 11 or 12, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 10(d). In addition, notwithstanding anything in this Agreement to the contrary, the Employer shall not be required to make any payment that is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.

(e)     The Employer shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination due to his personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Employer’s assets (determined on a reasonable basis) or those of its Affiliates, or material breach of any other provision of this Agreement. Termination for Cause also shall include termination as a result of the Employee’s failure to correct a material deficiency in the performance of his duties within 60 days after a written notice from the Employer or such other reasonable period of time specified by the Employer if such deficiency cannot be cured within 60 days. Any notice given under this subsection shall state that it is a notice pursuant to Section 10(e) of this Agreement and shall set forth the Employer’s complaints in detail sufficient to allow Employee to understand and correct them. In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f)     The Employer may terminate Employee’s employment under this Agreement, after having established the Employee’s disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Employer shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Employer or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Employer or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Employer shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

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(g)     If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If any payment of withheld compensation is made under this Section 10(g) in the Employer’s sole discretion, it shall be made by March 15 following the calendar year in which the charges in the applicable notice are dismissed.

(h)     If Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(i)(1) If within one year after a Change of Control (as defined below) shall have occurred, Employee’s employment is terminated without Cause or if he resigns for Good Reason (as defined below), then promptly following Employee’s last day of employment with the Employer, provided Employee has timely executed and not revoked the Release of Claims described in Section 10(j) below, the Employer shall pay to Employee as compensation for services rendered to the Employer and its Affiliates a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to two (2) times his then-current annual base salary described in Section 4 hereof.

(2)     For purposes of this Agreement, a “Change of Control” occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board of Directors, or any successor’s board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events. Provided further that, Change in Control shall not include a transaction unless it shall qualify as a Change in Control as defined by Treasury Regulation § 1.409A-3(i)(5).

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(3)     For purposes of this Agreement, “Good Reason” shall mean:

(i)     The assignment of duties to the Employee by the Employer which result in the Employee having significantly less authority or responsibility than he has on the first day following the Effective Date of the Merger;

(ii)     Requiring the Employee to maintain his principal office anywhere outside of the Virginia Counties of Botetourt, Bedford, Roanoke, Rockbridge, Augusta, and Roanoke City, or cities located therein;

(iii)     The Employer’s failure to comply with any material term of this Agreement;

(iv)     The failure of the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 14 hereof; or

(v)     The Employer’s elimination, on or after a Change of Control, of any material benefit plan, program or arrangement (including without limitation a tax-qualified retirement plan) or any change, made on or after a Change of Control, to such plan, program or arrangement that materially reduces the value of the affected benefit to the Employee.

Notwithstanding the foregoing, no such circumstances or event shall constitute Good Reason unless it shall qualify as Good Reason as defined by Treasury Regulation § 1.409A-1(n)(2).

(4)     It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Employer or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Employer on the date of a Change of Control (or any other accounting firm designated by the Employer) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Corporation under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. In connection with making determinations under this subsection (5), the independent accountants shall take into account the value of any reasonable compensation for services to be rendered by the Employee before or after the Change in Control, including without limitation, the Employee’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.

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(j)     Within 60 days of termination of the Employee’s employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employee shall enter into a release in the form provided by the Employer, and the Employee may not revoke such release within the revocation period stated in such release, which shall acknowledge such remaining obligations and discharge the Employer and its officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Employee’s employment by the Employer, including the circumstances of such termination. In addition, if such severance payment is made by the Employer, and if the 60-day period spans two calendar years, regardless of when such release is executed by the Employee, such severance payment must be made in the subsequent calendar year, regardless of when the release is executed by the Employee.

Section 11.     Confidentiality/Nondisclosure. Employee covenants and agrees that any and all information concerning the customers, businesses and services of the Employer of which he has knowledge or access as a result of his association with the Employer in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Employer, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Employer. Such information shall expressly include, but shall not be limited to, information concerning the Employer’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Employee shall deliver to the Employer all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Employer or its business, customers, products or services. In construing this provision, it is agreed that it shall be interpreted broadly so as to provide the Employer with the maximum protection. This Section 11 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.

Nothing in this Agreement restricts or prohibits the Employee or the Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. The Employee does not need the prior authorization of the Employer to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. The Employee is not required to notify the Employer that the Employee has engaged in such communications with the Regulators. The Employee recognizes and agrees that, in connection with any such activity outlined above, the Employee must inform the Regulators that the information the Employee is providing is confidential.

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Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

●

Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

●	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

Section 12.     Covenant Not to Compete. During the term of this Agreement and throughout any further period that he is an officer or employee of the Employer, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Employer or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere within a twenty (20) mile straight-line radius of any office operated by the Employer on the date Employee’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Employer to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) solicit, or assist any other person or business entity in soliciting, any individuals to terminate their employment with the Employer or its Affiliates. As used in this Agreement, the term “Competitive Business” means all banking and financial products and services that are substantially similar to those offered by the Employer on the date that Employee’s employment terminates. Except as otherwise expressly provided in Section 10(d)(3) of this Agreement, the parties intend that the covenants and restrictions in this Section 12 be enforceable against Employee regardless of the reason that his employment by the Employer may terminate and that such covenants and restrictions shall be enforceable against Employee even if this Agreement expires after a notice of nonrenewal given by Employee or the Employer under Section 2 of this Agreement.

Section 13.     Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Employer, that each and every one of the covenants and restrictions set forth in Sections 11 and 12 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Employer in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 11 or 12 that monetary damages alone will not adequately compensate the Employer for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Employer as a result of taking action to enforce, or recover for any breach of, Section 11 or Section 12. The covenants contained in Sections 11 and 12 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 12 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Employer’s legitimate business interests.

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Section 14.     Binding Effect/Assignability. This Agreement shall be binding upon and inure to the benefit of the Employer and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Employer, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to the compensation described in Sections 10(d) and 10(i).

Section 15.     Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without regard to that body of law known as choice of law, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. Any litigation arising out of or related to this Agreement shall only be brought exclusively in the state or federal court in Charlottesville, Virginia. Each party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

Section 16.     Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 17.    Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Employer to its registered office or in the case of Employee to his last known address.

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Section 18.      Entire Agreement.

(a)    This Agreement and the Settlement Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof, specifically including the Prior Employment Agreement.

(b)    This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 19.     Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 20.     Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 21.    Captions. The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 22.     Code Section 409A.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 10 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Section 10 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Section 10 shall be treated as a “separate payment,” as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 10 shall be paid to the Employee no later than the last day of the second calendar year following the calendar year in which occurs the date of the Employee’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in the Employee’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Employee’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) as follows: if the Employee is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Employee’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Employee’s death. The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee on the first day of the first calendar month following the end of the period.

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Section 23.     Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Employee shall be limited to the extent required by any federal or state regulatory agency having authority over the Employer. The Employee agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Employee are limited, shall not be a breach of this Agreement by the Employer.

Section 24.     Apportionment. First Bank and the Corporation shall apportion any payments or benefits paid to the Employee pursuant to this Agreement among themselves as they may agree from time to time; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Employee’s receipt of satisfaction in full of any such obligation from First Bank or the Corporation shall extinguish the obligations of the other with respect to such obligation.

[signatures appear on following page]

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

EMPLOYEE C. Scott Steele FIRST NATIONAL CORPORTION By: Name: Scott C. Harvard Title: President and Chief Executive Officer FIRST BANK By: Name: Scott C. Harvard Title: Chief Executive Officer

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EXECUTION VERSION

Exhibit A-1

Exhibit A

Settlement, Waiver, and Release Agreement

EXECUTION VERSION

Exhibit A-2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 18, 2021, by and among FIRST NATIONAL CORPORATION, a Virginia corporation (the “Corporation”), First Bank, a Virginia state-chartered member bank and wholly-owned subsidiary of Corporation (“First Bank,” and together with the Corporation, the “Employer”) and Sandra Craft (the “Employee”). This Agreement shall take effect on the date of the consummation of the Merger referenced below (the “Effective Date”), provided Employee has timely executed and not revoked the Settlement, Waiver, and Release Agreement with The Bank of Fincastle, a Virginia state-chartered commercial bank (“BFTL”) attached hereto as Exhibit A (the “Settlement Agreement”). Upon their effectiveness, this Agreement and the Settlement Agreement shall constitute the entire agreement between the parties hereto and supersede all prior agreements, any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including the Employment Agreement between BFTL and the Employee dated July 23, 2019 (the “Prior Employment Agreement”). If the Merger does not occur, or if Employee fails to timely execute or revokes the Settlement Agreement, this Agreement shall be null and void ab initio.

RECITALS

WHEREAS, as of the date hereof, the Corporation, First Bank, and BFTL have entered into an Agreement and Plan of Merger (such agreement as amended or supplemented from time to time being referred to herein as the “Merger Agreement”), pursuant to which BFTL will merge with and into First Bank, with First Bank as the surviving entity (the “Merger”);

WHEREAS, the Employee presently serves as Vice President – Commercial Banking of BFTL and will continue to do so until the Effective Date of the Merger;

WHEREAS, the Employee has significant and valuable institutional knowledge of BFTL and BFTL’s business, customers, and employees, and upon consummation of the Merger, the Employer desires for the Employee to serve the Employer on the terms and conditions hereinafter set forth;

WHEREAS, the Employee desires to accept such engagement, upon consummation of the Merger, on the terms and conditions provided herein; and

WHEREAS, the payments and other benefits provided under this Agreement are specifically conditioned upon the Executive entering into the Settlement Agreement attached hereto as Exhibit A and shall be paid at the times described herein provided that the Employee’s Settlement Agreement is effective at such time (signed, returned, and the revocation period has expired).

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1.     Employment. (a) Employee shall be employed as the Senior Vice President – Business Development Officer of First Bank. She shall perform such services for the Employer and/or one or more Affiliates as may be assigned to Employee by the Employer’s Chief Executive Officer from time to time upon the terms and conditions hereinafter set forth. Employee’s services shall be rendered in a senior management or executive capacity and shall be of the type for which she is suited by background and training.

(b)     References in this Agreement to services rendered for the Employer and compensation and benefits payable or provided by the Employer shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Employer” also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is partially owned or controlled by the Corporation.

Section 2.     Term. The term of this Agreement shall at all times be one (1) year, which means that at the end of every day, the term of this Agreement shall be extended for one day. With thirty (30) days notice, however, either party may notify the other that the term of this Agreement shall no longer be extended and that this Agreement will terminate one (1) year after the effective date of such notice. If either party provides timely notice of non-renewal of the Agreement, but the Employee continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

Section 3.     Exclusive Service. Employee shall devote her best efforts and full time to rendering services on behalf of the Employer in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Employer now or hereafter promulgated, and shall perform her duties under this Agreement to the best of her abilities and in accordance with standards of conduct applicable to executive officers of banks.

Section 4.    Salary. (a) As compensation while employed hereunder, Employee, during her faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $125,000 payable on such terms and in such installments as the parties may from time to time mutually agree upon. The Chief Executive Officer, in her discretion, may increase Employee’s base salary during the term of this Agreement; provided, however, that Employee’s salary after being increased may not be decreased.

(b)     The Employer shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Employer. The Employer shall also withhold and remit to the proper party any amounts agreed to in writing by the Employer and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.

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(c)     Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Employer.

Section 5.     Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in any employee benefit plan maintained by the Employer for which she is or will become eligible on such terms as the Board of Directors may, in its discretion, establish, modify or otherwise change.

Section 6.       Incentive Compensation. Employee shall be eligible to participate in First Bank’s Loan Production Plan and to receive such bonuses as the Board of Directors, in its discretion, decides to pay to Employee under such plan. Employee shall be also eligible to participate in the Corporation’s 2014 Stock Incentive Plan (or successor equity plans) and to receive such awards as the Board of Directors, in its discretion, decides to award to Employee under such plan, including, but not limited to, within 45 days after the Effective Time, the Corporation will grant to the Employee 825 restricted shares of the Corporation’s common stock. The restricted share award agreement will provide that one-third of the restricted shares are vested immediately and one-third will vest on each of the first two anniversaries of the Effective Time, if the Employee’s employment has not been terminated earlier by the Employer for Cause or terminated by the Employee without Good Reason as of each such date, and shall contain other customary terms and conditions.

Section 7.     Expense Account. The Employer shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Employer’s business. Such expenses will include business meals, out-of-town lodging and travel expenses. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Employer can adopt reasonable rules and policies regarding such reimbursement. The Employer agrees to make prompt payment to Employee following receipt and verification of such reports. Such payment shall be made no later than March 15 following the calendar year in which the expense was incurred.

Section 8.     [Reserved].

Section 9.     Paid Time Off.  Employee shall be entitled each fiscal year to paid time off, which shall be granted on a noncumulative basis from year-to-year pursuant to Employer’s paid time off policy. Employer reserves the right to modify this and any other personnel policy from time to time. Any payments made by Employer to Employee as compensation for paid time off shall be paid in accordance with Employer’s standard payroll procedures.

Section 10.    Termination. (a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Employer to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 11, 12 and 13. For purposes of this Agreement, “Terminate,” “terminated,” “termination,” or “termination of the Employee’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

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(b)     Employee’s employment hereunder may be terminated by Employee upon thirty (30) days written notice to the Employer or at any time by mutual agreement in writing.

(c)     Except as otherwise provided in this Section 10(c), this Agreement shall terminate upon the death of Employee. In such event the Employer shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which her death occurs. In addition, Employee’s death is not intended to, and shall not, prevent amounts to which Employee would have been entitled under Sections 10(d)(2) or 10(i) had she lived from being paid under this Agreement to Employee’s estate or beneficiaries at the time or times such amounts would have been paid had Employee lived.

(d)(1) The Employer may terminate Employee’s employment other than for “Cause,” as defined in Section 10(e), at any time upon written notice to Employee, which termination shall be effective immediately.

(2)     If the Employer terminates the Employee’s employment without Cause then, provided Employee has timely executed and not revoked the Release of Claims described in Section 10(j) below:

(i)     The Employee shall be paid for a period of one (1) year, at such times as payment was theretofore made, the salary required under Section 4 (taking into account any salary increases) that the Employee would have been entitled to receive had such termination not occurred. Notwithstanding the foregoing, if such termination occurs within one year after a Change of Control (as defined below), the Employee shall be eligible to receive the amount set forth in Section 10(i) instead of any amounts described in Section 10(d)(2).

(ii)     The Employee may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In accordance with COBRA, assuming the Employee is covered under the Employer’s group health plan as of her date of termination, the Employee will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If the Employee elects COBRA coverage for group health coverage, she will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Employer’s share of such premiums shall be treated as taxable income to the Employee. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (ii) shall be limited to the extent that if the Employee obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by the Employer; and

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(iii)     The Employee shall receive a payment in cash on the date her employment terminates equal to the amount of any cash bonus paid to her in respect of the fiscal year of the Employer prior to the fiscal year in which her employment terminates, multiplied by a fraction, the numerator of which is the number of days that elapse before the date her employment terminates in the fiscal year of the Employer in which her employment terminates and the denominator of which is three hundred sixty-five (365).

(3)     Notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 11 or 12, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 10(d). In addition, notwithstanding anything in this Agreement to the contrary, the Employer shall not be required to make any payment that is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.

(e)     The Employer shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination due to her personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Employer’s assets (determined on a reasonable basis) or those of its Affiliates, or material breach of any other provision of this Agreement. Termination for Cause also shall include termination as a result of the Employee’s failure to correct a material deficiency in the performance of her duties within 60 days after a written notice from the Employer or such other reasonable period of time specified by the Employer if such deficiency cannot be cured within 60 days. Any notice given under this subsection shall state that it is a notice pursuant to Section 10(e) of this Agreement and shall set forth the Employer’s complaints in detail sufficient to allow Employee to understand and correct them. In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f)     The Employer may terminate Employee’s employment under this Agreement, after having established the Employee’s disability by giving to Employee written notice of its intention to terminate her employment for disability and her employment with the Employer shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Employee shall fail to return to the full-time performance of the essential functions of her position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Employer or its insurers, and acceptable to Employee or her legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Employer or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Employer shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

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(g)     If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If any payment of withheld compensation is made under this Section 10(g) in the Employer’s sole discretion, it shall be made by March 15 following the calendar year in which the charges in the applicable notice are dismissed.

(h)     If Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(i)(1) If within one year after a Change of Control (as defined below) shall have occurred, Employee’s employment is terminated without Cause or if she resigns for Good Reason (as defined below), then promptly following Employee’s last day of employment with the Employer, provided Employee has timely executed and not revoked the Release of Claims described in Section 10(j) below, the Employer shall pay to Employee as compensation for services rendered to the Employer and its Affiliates a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to one (1) times her then-current annual base salary described in Section 4 hereof.

(2)     For purposes of this Agreement, a “Change of Control” occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board of Directors, or any successor’s board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events. Provided further that, Change in Control shall not include a transaction unless it shall qualify as a Change in Control as defined by Treasury Regulation § 1.409A-3(i)(5).

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(3)     For purposes of this Agreement, “Good Reason” shall mean:

(i)     The assignment of duties to the Employee by the Employer which result in the Employee having significantly less authority or responsibility than she has on the first day following the Effective Date of the Merger;

(ii)     Requiring the Employee to maintain her principal office anywhere outside of the Virginia Counties of Botetourt, Bedford, Roanoke, Rockbridge, Augusta, and Roanoke City, or cities located therein;

(iii)     The Employer’s failure to comply with any material term of this Agreement;

(iv)     The failure of the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 14 hereof; or

(v)     The Employer’s elimination, on or after a Change of Control, of any material benefit plan, program or arrangement (including without limitation a tax-qualified retirement plan) or any change, made on or after a Change of Control, to such plan, program or arrangement that materially reduces the value of the affected benefit to the Employee.

Notwithstanding the foregoing, no such circumstances or event shall constitute Good Reason unless it shall qualify as Good Reason as defined by Treasury Regulation § 1.409A-1(n)(2).

(4)     It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Employer or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Employer on the date of a Change of Control (or any other accounting firm designated by the Employer) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Corporation under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. In connection with making determinations under this subsection (5), the independent accountants shall take into account the value of any reasonable compensation for services to be rendered by the Employee before or after the Change in Control, including without limitation, the Employee’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.

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(j)     Within 60 days of termination of the Employee’s employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employee shall enter into a release in the form provided by the Employer, and the Employee may not revoke such release within the revocation period stated in such release, which shall acknowledge such remaining obligations and discharge the Employer and its officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Employee’s employment by the Employer, including the circumstances of such termination. In addition, if such severance payment is made by the Employer, and if the 60-day period spans two calendar years, regardless of when such release is executed by the Employee, such severance payment must be made in the subsequent calendar year, regardless of when the release is executed by the Employee.

Section 11.     Confidentiality/Nondisclosure. Employee covenants and agrees that any and all information concerning the customers, businesses and services of the Employer of which she has knowledge or access as a result of her association with the Employer in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Employer, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Employer. Such information shall expressly include, but shall not be limited to, information concerning the Employer’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Employee shall deliver to the Employer all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Employer or its business, customers, products or services. In construing this provision, it is agreed that it shall be interpreted broadly so as to provide the Employer with the maximum protection. This Section 11 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.

Nothing in this Agreement restricts or prohibits the Employee or the Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. The Employee does not need the prior authorization of the Employer to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. The Employee is not required to notify the Employer that the Employee has engaged in such communications with the Regulators. The Employee recognizes and agrees that, in connection with any such activity outlined above, the Employee must inform the Regulators that the information the Employee is providing is confidential.

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Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

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Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

●	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

Section 12.     Covenant Not to Compete. During the term of this Agreement and throughout any further period that she is an officer or employee of the Employer, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Employer or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that she will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere within a twenty (20) mile straight-line radius of any office operated by the Employer on the date Employee’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Employer to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) solicit, or assist any other person or business entity in soliciting, any individuals to terminate their employment with the Employer or its Affiliates. As used in this Agreement, the term “Competitive Business” means all banking and financial products and services that are substantially similar to those offered by the Employer on the date that Employee’s employment terminates. Except as otherwise expressly provided in Section 10(d)(3) of this Agreement, the parties intend that the covenants and restrictions in this Section 12 be enforceable against Employee regardless of the reason that her employment by the Employer may terminate and that such covenants and restrictions shall be enforceable against Employee even if this Agreement expires after a notice of nonrenewal given by Employee or the Employer under Section 2 of this Agreement.

Section 13.     Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Employer, that each and every one of the covenants and restrictions set forth in Sections 11 and 12 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Employer in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 11 or 12 that monetary damages alone will not adequately compensate the Employer for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Employer as a result of taking action to enforce, or recover for any breach of, Section 11 or Section 12. The covenants contained in Sections 11 and 12 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 12 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Employer’s legitimate business interests.

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Section 14.     Binding Effect/Assignability.   This Agreement shall be binding upon and inure to the benefit of the Employer and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Employer, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to the compensation described in Sections 10(d) and 10(i).

Section 15.     Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without regard to that body of law known as choice of law, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. Any litigation arising out of or related to this Agreement shall only be brought exclusively in the state or federal court in Charlottesville, Virginia. Each party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

Section 16.     Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 17.    Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Employer to its registered office or in the case of Employee to her last known address.

Section 18.     Entire Agreement.

(a)    This Agreement and the Settlement Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof, specifically including the Prior Employment Agreement.

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(b)    This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 19.     Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 20.     Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 21.   Captions. The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 22.     Code Section 409A.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 10 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Section 10 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Section 10 shall be treated as a “separate payment,” as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 10 shall be paid to the Employee no later than the last day of the second calendar year following the calendar year in which occurs the date of the Employee’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in the Employee’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Employee’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) as follows: if the Employee is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Employee’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Employee’s death. The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee on the first day of the first calendar month following the end of the period.

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Section 23.     Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Employee shall be limited to the extent required by any federal or state regulatory agency having authority over the Employer. The Employee agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Employee are limited, shall not be a breach of this Agreement by the Employer.

Section 24.     Apportionment. First Bank and the Corporation shall apportion any payments or benefits paid to the Employee pursuant to this Agreement among themselves as they may agree from time to time; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Employee’s receipt of satisfaction in full of any such obligation from First Bank or the Corporation shall extinguish the obligations of the other with respect to such obligation.

[signatures appear on following page]

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

EMPLOYEE Sandra Craft FIRST NATIONAL CORPORTION By: Name: Scott C. Harvard Title: President and Chief Executive Officer FIRST BANK By: Name: Scott C. Harvard Title: Chief Executive Officer

A-13

EXECUTION VERSION

Exhibit A-2

Exhibit A

Settlement, Waiver, and Release Agreement

Execution Version

EXHIBIT B

SETTLEMENT, WAIVER, AND RELEASE AGREEMENT

This Settlement, Waiver, and Release Agreement (the “Agreement”) is made and entered into as of [•], 2021, by and among [•] (“Employee”) and The Bank of Fincastle, a Virginia state-chartered commercial bank (“BFTL”).

THE PARTIES acknowledge the following:

WHEREAS, BFTL has entered into an Agreement and Plan of Merger with First National Corporation (“Parent”), a Virginia corporation and First Bank, a Virginia state-chartered member bank and wholly-owned subsidiary of Parent (“First Bank”), dated [•], 2021 (the “Merger Agreement”), pursuant to which the BFTL will merge with and into First Bank, with First Bank continuing as the surviving entity (the “Merger”);

WHEREAS, Employee is employed by BFTL pursuant to that certain employment agreement, dated [•], by and between Employee and BFTL (the “Prior Employment Agreement”) and that certain stock option award agreement dated [•], 2021, between Employee and BFTL (the “Stock Option Agreement”);

WHEREAS, if the Merger is consummated, it will constitute a “Change in Control” for purposes of Section 7(A)(3) of the Prior Employment Agreement;

WHEREAS, BFTL has further notified Employee that it will unilaterally terminate the Prior Employment Agreement immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, and, subject to Employee’s execution and delivery of this Agreement to BFTL, pay or cause to be paid to Employee the additional cash payments described herein; and

WHEREAS, BFTL has further notified Employee that it will, pursuant to Section 14(b) of the BFTL 2019 equity plan, immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, and, subject to Employee’s execution and delivery of this Agreement to BFTL, pay or cause to be paid to Employee cash payments described herein in cancellation of the Stock Option Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and BFTL agree as follows:

1.     Effectiveness. This Agreement shall become effective immediately prior to the Effective Time of the Merger. If the Merger is not consummated or the Merger Agreement is terminated pursuant to its terms, then this Agreement will be null and void and of no effect and the Prior Employment Agreement will continue in accordance with its respective terms, provided that if Employee has already received any Settlement Payments described in Section 2 below, Employee shall promptly repay such amounts to BFTL. For the avoidance of doubt, following the execution of this Agreement, Employee’s employment will remain in effect under the Prior Employment Agreement until the Effective Time of the Merger or, if earlier, a termination of the Prior Employment Agreement in accordance with its terms.

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2.     Settlement Payments.

(a)     In consideration of Employee’s agreements and promises set forth herein, and in full and complete satisfaction of BFTL’s obligations under the Prior Employment Agreement, BFTL will pay to Employee the amounts listed in subsections (i) and (ii) below (such amounts collectively, the “Settlement Payments”) provided Employee has executed and returned this Agreement prior to the Effective Time of the Merger, and Employee remains continuously employed through the Effective Time of the Merger.

(i)     A lump sum cash payment in the gross amount of $[•] (such amount, the “Employment Agreement Payment Amount”). Employee acknowledges that this amount represents the amount payable to Employee pursuant to Section 7(B)(4) of the Prior Employment Agreement reduced, to the extent necessary, as described in Section 2(b) and Section 3 below. The Employment Agreement Payment Amount shall be paid immediately prior to the Effective Time of the Merger.

(ii)     A lump sum cash payment in the gross amount of $[•] (such amount, the “Stock Option Payment Amount”). Employee acknowledges that this amount represents the amount payable to Employee pursuant to the Stock Option Agreement, reduced, to the extent necessary, as described in Section 2(b) and Section 3 below. The Stock Option Payment Amount shall be paid immediately prior to the Effective Time of the Merger.

(b)     Reduction of Payments. Notwithstanding anything contained in this Agreement to the contrary, to the extent any portion of the payments described herein or any other payment or distribution of any type to or for Employee by BFTL, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitute “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder) that would be subject to the excise tax imposed under Section 4999 of the Code, such Payments will be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to Employee will be subject to such excise tax.

3.     Tax Matters. BFTL will withhold from all amounts payable under this Agreement such federal, state, local and employment taxes as BFTL reasonably determines are required to be withheld pursuant to any applicable law. Employee will be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the payments to Employee pursuant to this Agreement. Employee acknowledges that BFTL intends to rely on Treas. Reg. § 1.409A-3(j)(4)(ix)(B) in making or causing to be made the Settlement Payments with respect to the Prior Employment Agreement and that the applicability of the provisions of Treas. Reg. § 1.409A-3(j)(4)(ix)(B) to Employee’s receipt of such Settlement Payments is contingent on other employees of BFTL entering into similar settlement arrangements with BFTL.

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Execution Version

4.     Release and Covenant Not to Sue.

(a)     In exchange for BFTL’s agreement to provide the Settlement Payments, Employee (for himself, his attorneys, heirs, executors, administrators, successors, and assigns) hereby releases and discharges BFTL, Parent, First Bank (whether directly or by reason of such entities’ succession to BFTL), and all subsidiary and/or affiliated companies of BFTL, Parent, First Bank as well as BFTL’s, Parent’s and First Bank’s respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, advisors and employees (all of whom are collectively referred to throughout this Agreement as the “Releasees”) from any and all claims, demands, and liabilities that Employee has ever had or now may have against the Releasees by reason of anything occurring, done or omitted to be done as of or prior to the effective time of this Agreement, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee’s employment with BFTL (collectively, the “Released Claims”).

(b)     Without limiting the generality of the preceding paragraph, Employee acknowledges and agrees that the Released Claims include, but are not limited to:

(i)     any and all claims for additional compensation or benefits other than the compensation and benefits set forth in this Agreement, whether pursuant to the Prior Employment Agreement or otherwise, but excluding Employee’s wages earned but not yet paid up to the Effective Time;

(ii)     any and all common law claims, including but not limited to wrongful discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, invasion of privacy, defamation, slander, libel, fraud, misrepresentation, violations of public policy, and negligence under any theory of recovery (including but not limited to negligent supervision or retention); and

(iii)    any and all claims arising under any state or federal legislation, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Genetic Information Non-Discrimination Act of 2008; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Employee Retirement Income Security Act (“ERISA”); the Consolidated Budget Reconciliation Act (“COBRA”); the Worker Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; the Pregnancy Discrimination Act; Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; and any and all similar state laws and/or state laws addressing the rights of employees and the payment of wages, including but not limited to the Virginians with Disabilities Act, the Virginia Genetic Testing Law, the Virginia Equal Pay Act, the Virginia Workers’ Compensation Act, the Virginia Occupational Safety and Health Act, the Virginia Fraud Against Taxpayers Act, the Virginia Payment of Wage Law, the Virginia Right-to-Work Law, and the Virginia Human Rights Act, and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise applicable to the employment relationship between Employee and BFTL.

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Execution Version

(c)     Notwithstanding any other provision contained herein, the Released Claims do not include (i) BFTL’s indemnification obligations to Employee pursuant to the Bylaws or the Amended and Restated Articles of Incorporation of BFTL, as applicable; (ii) any vested rights that Employee may have under the terms of any 401(k) plan or other benefit plan of BFTL; (iii) Employee’s eligibility to elect continuation of insurance coverage in accordance with provisions of state law and/or the Consolidated Omnibus Budget Reconciliation Act; (iv) claims for unemployment or workers’ compensation; (v) claims for wages earned by Employee but not yet paid; (vi) PTO or Medical PTO; (vii) Employee’s rights under this Agreement; and (viii) Employee’s rights under the Merger Agreement. The foregoing waiver, release and discharge does not waive, release or discharge claims that cannot be released by private agreement.

(d)     Employee, on Employee’s own behalf and on behalf of Employee’s heirs, personal representatives, successors and assigns, agrees and covenants that Employee will not sue or assert any claim against any of the Released Parties on any ground arising out of or related to any of the Released Claims. Employee acknowledges and agrees that this Section 4(d) does not preclude Employee from filing a charge or complaint with, or cooperating in any investigation by, any government agency (including but not limited to the Equal Employment Opportunity Commission), to the extent permitted by law, but Employee expressly releases, waives, and disclaims any right to compensation, monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on Employee’s behalf, individually or collectively, involving any of the Released Parties. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act (“ADEA”).

(e)     Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), Employee admits that he has received from BFTL all rights and benefits, if any, potentially due to him pursuant to the FLSA. Employee further represents that he is aware of no facts (including any injuries or illnesses) that might lead to his filing of a workers’ compensation claim against BFTL. It is the parties’ intention to release all claims that can legally be released but no more than that.

5.     No Admission of Liability. This Agreement will in no way be construed as an admission by any of the Releasees that it, he or she has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Releasees or any of them. The Releasees specifically disclaim any liability to or wrongful acts against Employee or any other person or entity on the part of themselves, their employees, or their agents.

6.     No Prior Assignment. Employee represents and warrants, recognizing that the truth of this representation and warranty is material to BFTL’s entry into this Agreement, that Employee has not assigned, transferred, or conveyed at any time to any individual or entity any alleged rights, claims, or causes of action against BFTL.

7.     Continued Employment Relationship. Nothing in this Agreement confers on Employee any right to continue in the service of BFTL, Parent, or First Bank for any period of time or restrict in any way the right of BFTL, Parent, or First Bank or Employee to terminate Employee’s employment at any time.

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Execution Version

8.     Non-disparagement. Employee agrees that Employee will not denigrate, defame, disparage, or cast aspersions upon BFTL, Parent, or First Bank or the management, products, services, and/or manner of doing business of any of them; provided, however, that nothing in this Agreement prohibits Employee from providing truthful information and/or testimony in connection with any litigation or any investigation or proceeding conducted by a governmental agency.

9.     Performance. BFTL’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to BFTL as set forth herein. In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, BFTL’s obligations to perform under this Agreement will automatically terminate and BFTL will have no further obligation to Employee.

10.     Successors and Assigns. The rights and obligations of this Agreement will bind and inure to the benefit of the surviving entity in any merger or consolidation in which BFTL is a party, or any assignee of all or substantially all of BFTL’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement will pass after death to his estate.

11.     Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without regard to that body of law known as choice of law, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. Any litigation arising out of or related to this Agreement shall only be brought exclusively in the state or federal court in Charlottesville, Virginia. Each party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

12.     Entire Agreement; Counterparts; Modification.

(a)     This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b)     This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

(c)     This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

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Execution Version

13.     Validity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

14.     Notice. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of BFTL to its registered office or in the case of Employee to his last known address.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT BFTL ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY OF YOUR OWN CHOOSING PRIOR TO SIGNING THIS AGREEMENT. YOU ACKNOWLEDGE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

[Signature Page Immediately Follows]

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Execution Version

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

EMPLOYEE

[•]

THE BANK OF FINCASTLE

By:
Name: [•] Title: [•]

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Execution Version

EXHIBIT C

 OFFICERS AND DIRECTORS AGREEMENT

This OFFICERS AND DIRECTORS AGREEMENT (this “Agreement”) is dated as of February 18, 2021, by and between the undersigned holder (“Shareholder”) of common stock, $0.04 par value per share, of The Bank of Fincastle, a Virginia state-chartered commercial bank with its principal office in Fincastle, Virginia (“BFTL”) and First National Corporation, a Virginia corporation with its principal office in Strasburg, Virginia (“FXNC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, BFTL, FXNC and First Bank, a Virginia state-chartered member bank and wholly-owned subsidiary of FXNC (“First Bank”) are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which BFTL will merge with and into First Bank, with First Bank being the surviving entity, and each outstanding share of BFTL Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole voting power,1 or the ability to direct the vote, with respect to the number of shares of BFTL Common Stock as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of BFTL Common Stock Subject to this Agreement” (such shares, together with all shares of BFTL Common Stock subsequently acquired by Shareholder during the term of this Agreement being referred to as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of FXNC and First Bank to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, FXNC and First Bank entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by FXNC in connection therewith, Shareholder and FXNC agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, except as set forth in Section 11 of this Agreement, while this Agreement is in effect, at any meeting of shareholders of BFTL, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by FXNC, Shareholder shall:

(1)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

1 If shares held jointly with another person, it will need to be co-signed by joint owner.

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Execution Version

(2)

vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of BFTL contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of BFTL, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as FXNC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with FXNC as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by FXNC, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

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Execution Version

(d)

Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of BFTL or any other securities convertible into or exercisable or exchangeable for such capital stock, other than the Shares. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Restrictive Covenants.

(a)          During the twelve (12) months following the Closing (the “Restricted Period”), Shareholder shall not for himself or herself or on behalf of any other person or entity (i) (A) solicit, divert or hire away, or (B) attempt to solicit, divert or hire away to any Competing Business, any employee of or consultant to FXNC, BFTL or any of their respective Affiliates, regardless of whether the employee is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will; or (ii) (A) solicit, divert or appropriate to or for a Competing Business, or (B) attempt to solicit, deliver or appropriate to or for a Competing Business any person or entity that is or was a customer of BFTL or any of its Affiliates with whom Shareholder has had Material Contact. For purposes of this Section 4(a):

(1)

“Competing Business” shall mean any business that, in whole or in part, involves the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in, in any material respect, by BFTL or any of its Affiliates; and

(2)

“Material Contact” shall mean contact between Shareholder and each customer (a) with whom or which Shareholder was the primary point of contact on behalf of BFTL, (b) whose dealings with BFTL were primarily coordinated or supervised by Shareholder, or (c) about whom Shareholder obtained confidential information in the ordinary course of business as a result of his or her affiliation with BFTL.

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(b)     By signing this Agreement, Shareholder expressly acknowledges that the limitations, duration and scope of the restrictions described in this Section 4 are fair and reasonable. This Agreement is not contingent on the service or continued service of Shareholder. If, under the circumstances existing at the time of enforcement of this Agreement, the limitations, duration or scope described in this Section 4 are found or held to be unreasonable by an arbitrator or court of competent jurisdiction, Shareholder and FXNC expressly agree that the maximum limitations, duration and scope reasonable under the circumstances shall be substituted for the stated limitations, duration and scope.

(c)     Notwithstanding the foregoing, Shareholder and FXNC agree that the restrictions set forth in this Section 4 shall not apply if Shareholder is (i) subject to an employment agreement with FXNC following the Closing or (ii) becomes a member of the Board of Directors of FXNC or First Bank.

Section 5. No Solicitation of Other Proposals. From and after the date hereof until the termination of this Agreement pursuant to Section 8 hereof, except as set forth in Section 11 of this Agreement, Shareholder, in his, her or its capacity as a shareholder of BFTL, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or Representative of, such Shareholder or any of his, her or its Affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its Representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than FXNC or First Bank) any information or data with respect to BFTL or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of BFTL’s shareholders with respect to an Acquisition Proposal.

Section 6. Irrevocable Proxy. Subject to the last sentence of this Section 6, by execution of this Agreement, Shareholder hereby appoints FXNC with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of BFTL, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of BFTL taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 8 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement, including upon termination of the Merger Agreement by BFTL pursuant to Section 9.1(f) of the Merger Agreement in order to enter into a Superior Proposal.

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Section 7. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of FXNC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to FXNC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FXNC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FXNC has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FXNC’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, FXNC shall have the right to inform any third party that FXNC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FXNC hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with FXNC set forth in this Agreement may give rise to claims by FXNC against such third party.

Section 8. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon termination of the Merger Agreement by any party thereto in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 9. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10. Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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Section 11. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of BFTL and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of BFTL or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of BFTL, if applicable.

Section 12. Governing Law; Jurisdiction. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Virginia. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charlottesville, Virginia. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14. Further Assurances. From time to time prior to the termination of this Agreement, at FXNC’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FXNC or First Bank, BFTL or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

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Section 15. Disclosure. Shareholder hereby authorizes BFTL and FXNC to publish and disclose in any announcement or disclosure required by the U.S. Securities and Exchange Commission and in the Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 16. Third Party Beneficiary. First Bank is a third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

Section 17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Transmission by telecopy, facsimile, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST NATIONAL CORPORATION

By:
Name:	Scott C. Harvard
Title:	Chief Executive Officer

SHAREHOLDER

By:
Name:

Total Number of Shares of BFTL Common Stock Subject to this Agreement:

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